UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

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ENERGY TRANSFER PARTNERS, L.P.

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Energy Transfer Partners, L.P.

3738 Oak Lawn Ave.

Dallas, Texas 75219

October 24, 2014

To our common unitholders:

You are cordially invited to attend a special meeting of the common unitholders of Energy Transfer Partners, L.P. (“ETP” or the “Partnership”) to be held at The Warwick Melrose Hotel, 3015 Oak Lawn Avenue, Dallas, Texas 75219 on November 20, 2014, at 9:00 a.m., Dallas, Texas time. The board of directors of Energy Transfer Partners, L.L.C. (the “Company”), the general partner of Energy Transfer Partners GP, L.P. (the “General Partner”), our general partner, which we refer to as our Board, has called the special meeting. At this important meeting, you will be asked to consider and vote upon the following proposals:

•	a proposal (the “LTIP Proposal”) to approve the Second Amended and Restated Energy Transfer Partners, L.P. 2008 Long-Term Incentive Plan (the “Restated LTIP”), which, among other things, provides for an increase in the maximum number of common units reserved and available for delivery with respect to awards under the Amended and Restated Energy Transfer Partners, L.P. 2008 Long-Term Incentive Plan (the “Current LTIP”) by 5,000,000 common units; and

•	a proposal (the “Adjournment Proposal”) to approve the adjournment of the special meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies in the event there are not sufficient votes at the time of the special meeting to approve the LTIP Proposal.

Our Board has approved the Restated LTIP. Our Board believes that the Restated LTIP is in the best interests of our unitholders and the Partnership and unanimously recommends that the unitholders approve the Restated LTIP.

The Current LTIP permits us to issue a maximum of 5,000,000 of our common units with respect to awards under the Current LTIP. As of September 29, 2014, awards for approximately 4,650,000 common units had been granted and approximately 350,000 common units remained available for issuance with respect to awards under the Current LTIP. We expect all of these remaining common units available for grant will be awarded in 2014 and, therefore, we are seeking approval to provide for, among other things, additional common units for awards to employees of the Partnership, the Company, the General Partner or their affiliates, and the members of our Board under the Restated LTIP. A copy of the Restated LTIP is attached to this proxy statement as Exhibit A.

Your vote is very important. Even if you plan to attend the special meeting, we urge you to vote your common units electronically, via the Internet or by telephone, or by submitting your marked, signed and dated proxy card. You will retain the right to revoke it at any time before the vote, or to vote your common units personally if you attend the special meeting. The proxy provides unitholders the opportunity to vote on the LTIP Proposal and the Adjournment Proposal. Voting your common units electronically, via the Internet or by telephone, or by submitting a proxy card will not prevent you from attending the special meeting and voting in person. Please note, however, that if you hold your common units through a broker or other nominee, and you wish to vote in person at the special meeting, you must obtain from your broker or other nominee a proxy issued in your name.

The Restated LTIP will not be effective unless approved by the unitholders. A quorum of more than 50% of our outstanding common units present in person or by proxy will permit us to conduct the proposed business at the special meeting. Our partnership agreement does not require that we present the Restated LTIP to our unitholders for approval. However, under the rules of the New York Stock Exchange, the Restated LTIP requires the approval of a majority of the votes cast by our unitholders. Approval of the Adjournment Proposal requires the approval of a majority of the outstanding common units that are represented either in person or by proxy at the special meeting.

Our Board unanimously recommends that the common unitholders vote “FOR” the LTIP Proposal and “FOR” the Adjournment Proposal.

I urge you to review carefully the attached proxy statement, which contains a detailed description of the LTIP Proposal and the Adjournment Proposal to be voted upon at the special meeting.

Sincerely,

KELCY L. WARREN

Chief Executive Officer of

Energy Transfer Partners, L.L.C.

on behalf of Energy Transfer Partners, L.P.

ENERGY TRANSFER PARTNERS, L.P.

3738 Oak Lawn Ave.

Dallas, Texas 75219

NOTICE OF SPECIAL MEETING OF COMMON UNITHOLDERS

To Be Held On November 20, 2014

To our common unitholders:

A special meeting of our common unitholders will be held at The Warwick Melrose Hotel, 3015 Oak Lawn Avenue, Dallas, Texas 75219 on November 20, 2014, at 9:00 a.m., Dallas, Texas time. At the meeting, our unitholders will act on a proposal (the “LTIP Proposal”) to approve the Second Amended and Restated Energy Transfer Partners, L.P. 2008 Long-Term Incentive Plan (the “Restated LTIP”), which, among other things, provides for an increase in the maximum number of common units reserved and available for delivery with respect to awards under the Amended and Restated Energy Transfer Partners, L.P. 2008 Long-Term Incentive Plan (the “Current LTIP”) by 5,000,000 common units. A copy of the Restated LTIP is attached to this proxy statement as Exhibit A. Our common unitholders may also act on a proposal to approve the adjournment of the special meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies in the event there are not sufficient votes at the time of the special meeting to approve the Restated LTIP (the “Adjournment Proposal”).

The proxy provides common unitholders the opportunity to vote on the LTIP Proposal. However, the Restated LTIP will not become effective unless approved by the unitholders. A quorum of more than 50% of our outstanding common units present in person or by proxy will permit us to conduct the proposed business at the special meeting. Our partnership agreement does not require that we submit the Restated LTIP to common unitholders for a vote. However, under the rules of the New York Stock Exchange, the Restated LTIP requires the approval of a majority of the votes cast by our unitholders. Approval of the Adjournment Proposal requires the approval of a majority of the outstanding common units that are represented either in person or by proxy at the special meeting.

We have set the close of business on October 13, 2014 as the record date for determining which common unitholders are entitled to receive notice of and to vote at the special meeting and any postponements or adjournments thereof. A list of common unitholders entitled to vote is on file at our principal offices, 3738 Oak Lawn Avenue, Dallas, Texas 75219, and will be available for inspection by any unitholder during the meeting.

Your Vote is Very Important. If you cannot attend the special meeting, you may vote your common units electronically, via the Internet or by telephone or, by mailing the proxy card in the enclosed postage-prepaid envelope. Any common unitholder attending the meeting may vote in person, even though he or she already has returned a proxy card.

BY ORDER OF THE BOARD OF DIRECTORS

OF ENERGY TRANSFER PARTNERS, L.L.C.,

the general partner of ENERGY TRANSFER

PARTNERS GP, L.P.,

the general partner of ENERGY

TRANSFER PARTNERS, L.P.

THOMAS P. MASON

Senior Vice President, General Counsel and Secretary

Energy Transfer Partners, L.L.C.

Dallas, Texas

October 24, 2014

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH DIFFERENT INFORMATION. THIS PROXY STATEMENT IS DATED OCTOBER 24, 2014.

YOU SHOULD ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF THAT DATE ONLY. OUR BUSINESS, FINANCIAL CONDITION, RESULTS OF OPERATIONS AND PROSPECTS MAY HAVE CHANGED SINCE THAT DATE.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF

PROXY MATERIALS FOR THE SPECIAL

MEETING TO BE HELD ON NOVEMBER 20, 2014

The Notice of Special Meeting of Common Unitholders and the Proxy Statement for

the Special Meeting are available at http://www.energytransfer.com.

i

ENERGY TRANSFER PARTNERS, L.P.

3738 Oak Lawn Ave.

Dallas, Texas 75219

PROXY STATEMENT

SPECIAL MEETING OF COMMON UNITHOLDERS

November 20, 2014

This proxy statement contains information related to the special meeting of common unitholders of Energy Transfer Partners, L.P. (the “Partnership”) and any postponements or adjournments thereof. This proxy statement and the accompanying proxy are first being mailed to our unitholders on or about October 24, 2014.

QUESTIONS AND ANSWERS

The following is qualified in its entirety by the more detailed information contained in or incorporated by reference in this proxy statement. Common unitholders are urged to read carefully this proxy statement in its entirety. FOR ADDITIONAL COPIES OF THIS PROXY STATEMENT OR PROXY CARDS, OR IF YOU HAVE ANY QUESTIONS ABOUT THE SPECIAL MEETING, PLEASE CONTACT OUR PROXY SOLICITOR, INNISFREE M&A INCORPORATED, TOLL-FREE AT 1-877-456-3427.

Q:	Who is soliciting my proxy?

A:	Our board of directors (the “Board”) is sending you this proxy statement in connection with its solicitation of proxies for use at our special meeting of common unitholders. Certain directors, officers and employees of Energy Transfer Partners, L.L.C. (the “Company”), the general partner of Energy Transfer Partners GP, L.P., our general partner (the “General Partner”), and Innisfree M&A Incorporated (a proxy solicitor) may also solicit proxies on our behalf by mail, phone, fax or in person.

Q:	How will my proxy be voted?

A:	Unless you give other instructions on your proxy card, the persons named as proxy holders on the proxy card will vote all executed proxy cards in accordance with the recommendations of the Board of our General Partner (which we refer to as our Board), which is to vote FOR:

•	a proposal (the “LTIP Proposal”) to approve the Second Amended and Restated Energy Transfer Partners, L.P. 2008 Long-Term Incentive Plan (the “Restated LTIP”); and

•	a proposal to approve the adjournment of the special meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies in the event there are not sufficient votes at the time of the special meeting to approve the LTIP Proposal (the “Adjournment Proposal”).

With respect to any other matter that properly comes before the special meeting, the proxy holders will vote as recommended by the Board, or, if no recommendation is given, in their own discretion.

Q:	When and where is the special meeting?

A:	The special meeting will be held on November 20, 2014, at 9:00 a.m., Dallas, Texas time at The Warwick Melrose Hotel, 3015 Oak Lawn Avenue, Dallas, Texas 75219.

However, if the Adjournment Proposal is approved by the affirmative vote of a majority of the outstanding common units that are represented either in person or by proxy at the special meeting, the meeting may be adjourned to another date and/or place for the purpose of soliciting additional proxies even if a quorum is present. Our partnership agreement provides that, in the absence of a quorum, the special meeting may be adjourned from time to time by the affirmative vote of a majority of the outstanding common units represented either in person or by proxy.

Q:	What is the purpose of the special meeting?

A:	At the special meeting, our unitholders will act upon the LTIP Proposal, which, among other things, provides for an increase in the maximum number of common units reserved and available for delivery with respect to awards under the Amended and Restated Energy Transfer Partners, L.P. 2008 Long-Term Incentive Plan (the “Current LTIP”) by 5,000,000 common units. A copy of the Restated LTIP is attached to this proxy statement as Exhibit A. Our common unitholders will also act on the Adjournment Proposal.

Q:	Who is entitled to vote at the special meeting?

A:	All common unitholders who owned our common units at the close of business on the record date, October 13, 2014, are entitled to receive notice of the special meeting and to vote the common units that they held on the record date at the special meeting, or any postponements or adjournments of the special meeting. Each unitholder that attends the special meeting may be asked to present valid picture identification, such as a driver’s license or passport. Cameras, recording devices and other electronic devices will not be permitted at the special meeting.

Q:	How do I vote?

A:	If you are a unitholder of record at the close of business on the record date, you may vote your common units by proxy in advance of the special meeting by any of the following methods:

•	Internet. You may visit the Internet address listed on your proxy card. Internet voting procedures have been established to verify your identity and to confirm your voting instructions. Please have your proxy card available when you visit the Internet address.

•	Telephone. You may call the toll-free telephone number listed on your proxy card. Telephone voting procedures have been established to verify your identity, to allow you to provide proxy voting instructions and to confirm that your instructions were accurately recorded. Please have your proxy card available when you call.

•	Mail. You may mail your completed, signed and dated proxy card in the enclosed postage-paid return envelope.

If you mail in your proxy card, it must be received by the Partnership before the voting polls close at the special meeting.

You may also attend the special meeting and vote your common units in person. Even if you plan to attend the special meeting, please vote your proxy in advance of the special meeting (by Internet, telephone or mail, as described above) as soon as possible so that your common units will be represented at the special meeting if for any reason you are unable to attend in person.

If you are a beneficial owner of common units held in street name, you must either direct your broker or other nominee as to how to vote your common units, or obtain a “legal” proxy from your broker or other nominee to vote at the special meeting. Please refer to the voter instruction cards provided by your broker or other nominee for specific instructions on methods of voting.

Q:	If my common units are held in “street name” by my broker or other nominee, will my broker or other nominee vote my common units for me?

A:	No. The New York Stock Exchange (“NYSE”) rules prohibit your broker or other nominee from exercising voting discretion with respect to the matters to be acted upon at the special meeting. Thus, you must give your broker or other nominee specific instructions in order for your common units to be voted.

Q:	What do I do if I want to change my vote?

A:	If you are a unitholder of record at the close of business on the record date, you may change your vote at any time before the voting polls close at the special meeting by:

•	submitting a proxy with new voting instructions using the Internet or telephone voting system;

•	delivering a later-dated, executed proxy card to the Secretary of the Company, the general partner of our General Partner, 3738 Oak Lawn Avenue, Dallas, Texas 75219;

•	delivering a written notice of revocation of your proxy to the Secretary of the Company, 3738 Oak Lawn Avenue, Dallas Texas, 75219; or

•	attending the special meeting and voting in person. Please note that attendance at the special meeting will not by itself (i.e., without also voting) revoke a previously granted proxy.

If you are a beneficial owner of common units held in “street name” and you have instructed your broker or other nominee to vote your common units, you must follow the procedure your broker or other nominee provides to change those instructions. You may also vote in person at the special meeting if you obtain a “legal” proxy from your broker or other nominee.

Q:	What is the recommendation of the Board?

A:	Our Board recommends that you vote “FOR” the LTIP Proposal and “FOR” the Adjournment Proposal. In addition, on October 2, 2014, our Board, including each of our directors who meet the independence requirements of the NYSE, unanimously approved the Restated LTIP.

Q:	What constitutes a quorum?

A:	If more than 50% of our outstanding common units on the record date are present in person or by proxy at the special meeting, such units will constitute a quorum and will permit us to conduct the proposed business at the special meeting. Your common units will be counted as present at the special meeting if you:

•	are present and vote in person at the meeting; or

•	have submitted a properly executed proxy card.

Proxies received but marked as abstentions will be counted as present for purposes of determining the presence of a quorum.

Q:	What vote is required to approve the proposals?

A:	Under the New York Stock Exchange Listed Company Manual, the Restated LTIP requires the approval of a majority of the votes cast by our common unitholders. Votes “for” and “against” and abstentions count as votes cast. Thus, abstentions have the effect of a vote against the LTIP Proposal.

The proxy provides unitholders the opportunity to vote on the LTIP Proposal. However, the Restated LTIP will not be effective unless approved by the unitholders.

Approval of the Adjournment Proposal requires the approval of a majority of the outstanding common units that are represented either in person or by proxy at the special meeting. Abstentions have the effect of a vote against the Adjournment Proposal.

A properly executed proxy submitted without voting instructions will be voted (except to the extent that the authority to vote has been withheld) “FOR” the LTIP Proposal and “FOR” the Adjournment Proposal.

Q:	What happens if the LTIP Proposal is approved?

A:	We will use the Restated LTIP to reward and incentivize our employees, officers and directors. The Restated LTIP will be administered under the direction of the compensation committee of our Board.

Q:	What happens if the LTIP Proposal is not approved?

A:	After using all units available under the Current LTIP, we would be unable to issue any further grants under such plan because the rules of the New York Stock Exchange require unitholder approval of any new equity compensation plans or any material revisions to existing plans. Without an equity compensation plan, it will be more difficult to attract and retain the services of qualified employees, officers and directors.

Q:	Who can I contact for further information?

A:	If you have questions about the special meeting or how to vote your shares, please contact:

INNISFREE M&A INCORPORATED

501 Madison Avenue, 20th Floor

New York, New York, 10022

Unitholders May Call:

1 (877) 456-3427 (Toll-Free from the US and Canada)

1 (412) 232-3651 from other locations

THE PARTNERSHIP

We are a publicly traded master limited partnership that owns and operates one of the largest (in terms of equity market capitalization) and most diversified portfolio of energy assets in the United States. The primary activities in which we are engaged, all of which are in the United States, are as follows: (i) natural gas operations, including (a) natural gas midstream and intrastate transportation and storage and (b) interstate natural gas transportation and storage; (ii) liquids transportation, storage and fractionation services; and (iii) refined product and crude oil operations, including (a) refined product and crude oil transportation and (b) retail marketing of gasoline and middle distillates.

We are a limited partnership formed under the laws of the State of Delaware. Our common units are listed on the New York Stock Exchange under the ticker symbol “ETP.” Our executive offices are located at 3738 Oak Lawn Avenue, Dallas, Texas 75219. Our telephone number is (214) 981-0700. We maintain a website at http://www.energytransfer.com that provides information about our business and operations.

As a limited partnership, we are managed by our general partner, Energy Transfer Partners GP, L.P., which in turn is managed by its general partner, Energy Transfer Partners, L.L.C, which is wholly-owned by Energy Transfer Equity, L.P. (“ETE”). Energy Transfer Partners, L.L.C. is ultimately responsible for the business and operations of our general partner and conducts our business and operations, and the Board and officers of Energy Transfer Partners, L.L.C. make decisions on our behalf.

PROPOSAL TO APPROVE THE SECOND AMENDED AND RESTATED ENERGY TRANSFER

PARTNERS, L.P. 2008 LONG-TERM INCENTIVE PLAN

Our Board has approved the Second Amended and Restated Energy Transfer Partners, L.P. 2008 Long-Term Incentive Plan (the “LTIP”), which we refer to as the “Restated LTIP,” subject to the approval of our unitholders. The LTIP is integral to our compensation strategy and our Board believes that increasing the aggregate number of common units that may be delivered with respect to awards under the LTIP will provide the flexibility that we need to keep pace with our competitors and for the Partnership to effectively recruit, motivate and retain the caliber of employees and directors essential for our success. Accordingly, the Restated LTIP (i) authorizes an additional 5,000,000 common units to be available for delivery with respect to awards under the LTIP, (ii) adds a prohibition on repricing of unit options and unit appreciation rights without approval of our unitholders, except in the case of adjustments implemented to reflect certain Partnership transactions (iii) extends the term of the plan to October 1, 2024 and (iv) incorporates certain other non-material ministerial changes. While we are cognizant of the potential dilutive effect of compensatory unit awards, we also recognize the significant motivational, retention and performance benefits that are achieved from making awards under the LTIP.

Description of the Restated LTIP

The description of the Restated LTIP set forth below is a summary of the material features of the Restated LTIP. This summary, however, does not purport to be a complete description of all the provisions of the Restated LTIP. The summary is qualified in its entirety by reference to the Restated LTIP, a copy of which is attached hereto as Exhibit A and incorporated herein by reference.

The purpose of the Restated LTIP is to promote our interests by providing incentive compensation awards that encourage superior performance. The Restated LTIP is also intended to enhance the ability of our General Partner to attract and retain the services of individuals who are essential for our growth and profitability and to encourage those individuals to devote their best efforts to advancing our business.

Common Units Subject to the Restated LTIP

If the Restated LTIP is approved by our unitholders, the maximum number of common units that may be delivered with respect to awards under the Restated LTIP will be increased by 5,000,000 common units.

As is the case under the current LTIP, the common units to be delivered under the Restated LTIP may be units otherwise issuable by the Partnership, units acquired in the open market and/or from any person. To the extent that an award terminates or is cancelled prior to and without the delivery of common units (or if an award is forfeited), the units subject to the award may be used again with respect to new awards granted under the Restated LTIP.

Administration

Like the current LTIP, the Restated LTIP will generally be administered by the Compensation Committee of our Board (the “Committee”). The Committee has the full authority, subject to the terms of the Restated LTIP, to establish, amend, suspend, or waive such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Restated LTIP, to designate participants under the Restated LTIP, to determine the number of units to be covered by awards, to determine the type or types of awards to be granted to a participant, and to determine the terms and conditions of any award.

Eligibility

All employees and directors of our General Partner and its affiliates that perform services for us are eligible to be selected to participate in the Restated LTIP. The selection of which eligible individuals will receive awards is within the sole discretion of the Committee.

Term of the Restated LTIP

The term of the Restated LTIP will expire on the earlier of (1) the date it is terminated by our Board; (2) the date common units are no longer available under the Restated LTIP for delivery pursuant to awards; and (3) the tenth anniversary of our Board’s approval of the Restated LTIP.

Awards under the Restated LTIP

Unit Options and Unit Appreciation Rights. Unit options represent the right to purchase a number of common units at a specified exercise price. Unit appreciation rights represent the right to receive the appreciation in the value of a number of common units as of the exercise date over a specified exercise price, either in cash or in common units, as determined in the discretion of the Committee. Unit options and unit appreciation rights may be granted to such eligible individuals and with such terms as the Committee may determine, consistent with the terms of the Restated LTIP; however, the exercise price of a unit option or unit appreciation right generally must be equal to or greater than the fair market value of a common unit on the date of grant.

Restricted Units and Phantom Units. A restricted unit is a common unit that is subject to forfeiture while it remains unvested. Upon vesting, the forfeiture restrictions lapse and the participant holds a common unit that is not subject to forfeiture. A phantom unit is a notional unit that entitles the participant to receive a common unit upon the vesting of the phantom unit (or on a deferred basis upon specified future dates or events) or, in the discretion of the Committee, cash equal to the fair market value of a common unit. The Committee may make grants of restricted and phantom units under the Restated LTIP that contain such terms, consistent with the Restated LTIP, as the Committee may determine are appropriate, including the period over which restricted or phantom units will vest. The Committee may, in its discretion, base vesting on the participant’s completion of a period of service or upon the achievement of specified performance criteria or as otherwise set forth in an award agreement. Distributions made by us with respect to awards of restricted units may be subject to the same vesting requirements as the restricted units. The Committee, in its discretion, may also grant tandem distribution equivalent rights with respect to phantom units.

Unit Awards. A unit award is an award of common units that are fully vested upon grant and are not subject to forfeiture. Unit awards may be paid in addition to, or in lieu of, cash or other compensation that would otherwise be payable to a participant. A unit award may be wholly discretionary in amount or it may be paid with respect to a bonus or other incentive compensation award, the amount of which is determined based on the achievement of performance criteria or other factors.

Other Unit-Based Awards. The Restated LTIP also permits the grant of “other unit-based awards,” which are awards that, in whole or in part, are valued or based on or related to the value of a common unit. The vesting of an other unit-based award may be based on a participant’s continued service, the achievement of specified performance criteria or other measures. On vesting (or on a deferred basis upon specified future dates or events), an other unit-based award may be paid in cash and/or in units, as determined by the Committee.

Adjustments

Upon the occurrence of any “equity restructuring” event that could result in an additional compensation expense under Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“FASB ASC Topic 718”) if adjustments to awards with respect to such event were discretionary, the Committee will (a) equitably adjust the number and type of common units covered by each outstanding award and the terms and conditions of such award to equitably reflect the restructuring event and (b) adjust the number and type of common units with respect to which future awards may be granted under the Restated LTIP. Upon the occurrence of a similar event that would not result in a FASB ASC Topic 718 accounting charge if adjustments to awards were discretionary, (i) the Committee will have complete discretion to adjust awards in the manner it deems appropriate and (ii) in the event the Committee makes any such adjustments, a corresponding and proportionate adjustment will be made with respect to the maximum number of common units available under the Restated LTIP and the kind of units or other securities available for grant under the Restated LTIP.

Miscellaneous

Our Board or the Committee may amend or modify the Restated LTIP at any time; provided, however, that unitholder approval will be obtained for any amendment to the Restated LTIP to the extent necessary to comply with any applicable law, regulation or securities exchange rule. The Committee may also amend any outstanding award made under the Restated LTIP, provided that no change in any outstanding award may be made that would materially reduce the rights or benefits of the participant without the consent of the affected participant.

Repricing of unit options and unit appreciation rights, directly or indirectly, is prohibited under the Restated LTIP without approval of our unitholders, except in the case of adjustments implemented to reflect certain Partnership transactions.

United States Federal Income Tax Consequences

The following discussion is for general information only and is intended to summarize briefly the United States federal tax consequences to participants arising from participation in the Restated LTIP. This description is based on current law, which is subject to change (possibly retroactively). The tax treatment of participants in the Restated LTIP may vary depending on the particular circumstances and may, therefore, be subject to special rules not discussed below. No attempt has been made to discuss any potential foreign, state, or local tax consequences. In addition, unit options or unit appreciation rights that provide for a “deferral of compensation” within the meaning of Section 409A of the Internal Revenue Code (“Section 409A”), phantom units, and certain other awards that may be granted pursuant to the Restated LTIP could be subject to additional taxes unless they are designed to comply with certain restrictions set forth in Section 409A and the guidance promulgated thereunder.

Unit Options and Unit Appreciation Rights

Participants will not realize taxable income upon the grant of a unit option or a unit appreciation right. Upon the exercise or, if later, the settlement of a unit option or a unit appreciation right, the participant will recognize ordinary compensation income in an amount equal to the excess of (i) the amount of cash or the fair market value of the common units received over (ii) the exercise price (if any) paid therefor. A participant will generally have a tax basis in any common units received pursuant to the exercise of a unit appreciation right, or pursuant to the cash exercise of a unit option, that equals the fair market value of the common units on the date of exercise. Subject to the discussion under “—Tax Code Limitations on Deductibility” below, we or one of our affiliates will be entitled to a deduction for federal income tax purposes that corresponds as to timing and amount with the compensation income recognized by a participant under the foregoing rules.

When a participant sells the common units acquired as a result of the exercise of a unit option or unit appreciation right, any appreciation (or depreciation) in the value of the common units after the exercise date is treated as long- or short-term capital gain (or loss) for federal income tax purposes, depending on the holding period. The common units must be held for more than 12 months in order to qualify for long-term capital gain treatment.

The Restated LTIP allows the Committee to permit the transfer of awards in limited circumstances. The Internal Revenue Service (the “IRS”) has not provided formal guidance on, nor even specifically addressed, the income tax consequences of a transfer of options or UARs. However, the IRS has informally indicated that after a transfer of stock options (other than to a former spouse pursuant to a domestic relations order), the transferor will recognize income, which will be subject to withholding, and FICA/FUTA taxes will be collectible at the time the transferee exercises the stock option. If stock options are transferred to a former spouse pursuant to a domestic relations order, the transferee will recognize ordinary income upon exercise by the transferee, which will be subject to withholding, and FICA/FUTA taxes (attributable to and reported with respect to the transferor) will be collectible from the transferee at such time. Unit options granted under the Restated LTIP and that are transferred will likely be subject to the same tax treatment. The transfer of a unit option may also result in gift tax consequences to a participant.

Phantom Units, Restricted Units and Other Awards

A participant will not have taxable income at the time of a grant of an award in the form of a phantom unit, but rather, will generally recognize ordinary compensation income at the time he receives common units or a cash payment in settlement of the phantom unit in an amount equal to the fair market value of the common units or cash payment received, whichever is applicable. In addition, the participant will be subject to ordinary income tax upon the payment of a distribution equivalent right. In general, a participant will recognize ordinary compensation income as a result of the receipt of common units pursuant to a restricted unit award or a unit award in an amount equal to the fair market value of the common units when the common units are received over the amount, if any, paid for such units, provided that if the common units are not transferable or are subject to a substantial risk of forfeiture when received, the participant will recognize ordinary compensation income in an amount equal to such excess based on the fair market value of common units (i) when the common units first become transferable or are no longer subject to a substantial risk of forfeiture, in cases where a participant does not make an valid election under Section 83(b) of the Internal Revenue Code (“Section 83(b)”) or (ii) when the common units are received, in cases where a participant makes a valid election under Section 83(b).

A participant who is an employee will be subject to withholding for federal, and generally for state and local, income taxes at the time he recognizes income under the rules described above with respect to common units or cash received. Directors must make their own arrangements for satisfying any tax obligations they may incur in connection with the receipt of an award under the Restated LTIP. Distributions that are received by a participant prior to the time that the common units underlying an award are taxed to the participant under the rules described in the preceding paragraph are taxed as additional compensation, not as distributions on common units. The tax basis in the common units received by a participant will equal the amount recognized by him as compensation income under the rules described in the preceding paragraph plus the amount, if any, paid for the common units, and the participant’s capital gains holding period in those common units will commence on the later of the date the common units are received or the restrictions lapse (provided that, if a valid election under Section 83(b) is made with respect to restricted units, then the holding period in such units will begin on the date of receipt of the units).

Subject to the discussion immediately below, we or one of our affiliates will be entitled to a deduction for federal income tax purposes that corresponds as to timing and amount with the compensation income recognized by a participant under the foregoing rules.

Tax Code Limitations on Deductibility

In order for the amounts described above to be deductible by us or one of our affiliates, the amounts must constitute reasonable compensation for services rendered or to be rendered and must be ordinary and necessary business expenses.

Plan Benefits Under the Restated LTIP

The awards, if any, that will be made to eligible persons under the Restated LTIP are subject to the discretion of the Committee and, therefore, we cannot currently determine the benefits or number of units subject to awards that may be granted in the future to eligible employees and directors under the Restated LTIP. Furthermore, because all awards under the Restated LTIP are discretionary, it is not possible to determine which awards would have been granted during the prior fiscal year had the Restated LTIP been in effect at that time. Therefore, a New Plan Benefits Table is not provided. However, the following table sets forth the number and dollar value of restricted units granted under the current LTIP to our Named Executive Officers and certain other groups in respect of services provided during 2013.

Name and Principal Position	Number of Units Underlying Awards	Dollar Value ($)*
Kelcy L. Warren, Chief Executive Officer	—	—
Martin Salinas, Jr., Chief Financial Officer	16,724	943,234
Marshall S. (Mackie) McCrea, III, President and Chief Operating Officer	69,375	3,912,750
Thomas P. Mason, Senior Vice President, General Counsel and Secretary	40,923	2,308,057
Richard Cargile, President of Midstream Operations	9,500	535,800
Executive Officers as a group, including the Named Executive Officers	136,522	7,699,841
All non-employee directors as a group	9,060	418,324
All non-executive officers and other employees as a group	898,770	50,249,167
Total	1,044,352	58,367,332

*	The dollar values reflected in this column were calculated using the grant date fair value computed in accordance with FASB ASC Topic 718, disregarding any estimates of forfeitures.

Vote Required

Under the NYSE Manual, the approval of a majority of the votes cast by our common unitholders, is required to approve the LTIP Proposal. Votes “for” and “against” and abstentions count as votes cast. Thus, abstentions have the effect of a vote against the LTIP Proposal. A properly executed proxy submitted without voting instructions will be voted (except to the extent that the authority to vote has been withheld) “FOR” the LTIP Proposal.

Recommendation

OUR BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” APPROVAL OF THE LTIP PROPOSAL.

INTEREST OF DIRECTORS AND EXECUTIVE OFFICERS IN THE RESTATED LTIP

Our executive officers and employees, employees of our subsidiaries and the members of our board of directors will be eligible to receive awards under the Restated LTIP if it is approved. Accordingly, the members of our board of directors and our executive officers have a substantial interest in the approval of the LTIP Proposal.

DIRECTORS AND EXECUTIVE OFFICERS OF THE COMPANY AND

CORPORATE GOVERNANCE

Directors and Executive Officers of the Company

The following table sets forth certain information with respect to our executive officers and members of our Board as of October 10, 2014. Executive officers and directors are elected for one-year terms.

Name	Age	Position with The Company
Kelcy L. Warren	58	Chief Executive Officer and Chairman of the Board
Marshall S. (Mackie) McCrea, III	55	President, Chief Operating Officer and Director
Martin Salinas, Jr.	42	Chief Financial Officer
Jamie Welch	47	Director and ETE Group Chief Financial Officer and Head of Business Development
Thomas P. Mason	58	Senior Vice President, General Counsel and Secretary
Richard Cargile	55	President of Midstream Operations
Paul E. Glaske	81	Director
Ted Collins, Jr.	76	Director
Michael K. Grimm	59	Director
David K. Skidmore	59	Director

Messrs. Warren, McCrea and Welch also serve as directors of ETE’s general partner.

Set forth below is biographical information regarding the foregoing officers and directors of the Company:

Kelcy L. Warren. Mr. Warren is the Chief Executive Officer and Chairman of the Board of the Company and has served in that capacity since August 2007. Prior to that, Mr. Warren had served as the Co-Chief Executive Officer and Co-Chairman of the Board of the Company since the combination of the midstream and intrastate transportation and storage operations of La Grange Acquisition, L.P. (“ETC OLP”) and the retail propane operations of Heritage Operating, L.P. (“HOLP”) in January 2004. Prior to the combination of the operations of ETC OLP and HOLP, Mr. Warren served as President of the general partner of ET Company I, Ltd., having served in that capacity since 1996. From 1996 to 2000, he also served as a director of Crosstex Energy, Inc. From 1993 to 1996, he served as President, Chief Operating Officer and a Director of Cornerstone Natural Gas, Inc. Mr. Warren has more than 25 years of business experience in the energy industry. The Board selected Mr. Warren to serve as a director and as Chairman because he is the Partnership’s Chief Executive Officer (“CEO”) and has more than 25 years in the natural gas industry. Mr. Warren also has relationships with chief executives and other senior management at natural gas transportation companies throughout the United States, and brings a unique and valuable perspective to the Board.

Marshall S. (Mackie) McCrea, III. Mr. McCrea was appointed as a director on December 23, 2009. He is the President and Chief Operating Officer of the Company and has served in that capacity since June 2008. Prior to that, he served as President—Midstream of the Company from March 2007 to June 2008. Previously he served as the Senior Vice President—Commercial Development since the combination of the operations of ETC OLP and HOLP in January 2004. In March 2005, Mr. McCrea was named president of ETC OLP. Prior to the combination of the operations of ETC OLP and HOLP, Mr. McCrea served as Senior Vice President—Business Development and Producer Services of the general partner of ETC OLP and ET Company I, Ltd., having served in that capacity since 1997. Mr. McCrea also currently serves on the board of directors of the general partner of ETE and of Sunoco Logistics. The Board selected Mr. McCrea to serve as a director because he serves as our President and Chief Operating Officer and brings extensive project development and operational experience to the Board. He has held various positions in the natural gas business over the past 25 years and is able to assist the Board in creating and executing the Partnership’s strategic plan.

Martin Salinas, Jr. Mr. Salinas has served as Chief Financial Officer of the Company since June 2008. Mr. Salinas had previously served as our Controller and Treasurer from September 2004 to June 2008. Prior to joining ETP, Mr. Salinas was a Senior Audit Manager with KPMG in San Antonio, Texas from September 2002. Mr. Salinas earned his B.B.A. in Accounting from the University of Texas at San Antonio in 1994 and is a Certified Public Accountant. Mr. Salinas also serves on the Board of the general partner of Sunoco Logistics.

Jamie Welch. Mr. Welch is the Group Chief Financial Officer and Head of Business Developments for the Energy Transfer family of partnerships since June 2013. Mr. Welch has also served on the board of directors of ETE, ETP, and Sunoco Logistics since June 2013. Before joining ETE, Mr. Welch was Head of the EMEA Investment Banking Department and Head of the Global Energy Group at Credit Suisse. He was also a member of the IBD Global Management Committee and the EMEA Operating Committee. Mr. Welch joined Credit Suisse First Boston in 1997 from Lehman Brothers Inc. in New York, where he was a Senior Vice President in the global utilities & project finance group. Prior to that, he was an attorney with Milbank, Tweed, Hadley & McCloy (New York) and a barrister and solicitor with Minter Ellison in Melbourne, Australia. The members of the Company selected Mr. Welch to serve on the board of directors because of his understanding of energy-related corporate finance gained through his experience in the investment banking and legal fields.

Thomas P. Mason. Mr. Mason has served as Senior Vice President, General Counsel and Secretary of the Company since April 2012. Mr. Mason previously served as Vice President, General Counsel and Secretary from June 2008 and as General Counsel and Secretary of the Company from February 2007. Prior to joining ETP, he was a partner in the Houston office of Vinson & Elkins. Mr. Mason has specialized in securities offerings and mergers and acquisitions for more than 25 years. Mr. Mason also serves on the board of directors of the general partner of Sunoco Logistics.

Richard Cargile. Mr. Cargile joined ETP in March 2012 and serves as President of Midstream Operations. Mr. Cargile joined ETP with over 30 years of midstream experience. Mr. Cargile joined Phillips Petroleum Company in 1982 as a project development engineer. He worked in various capacities in the gas and gas liquids group of Phillips Petroleum Company, Phillips 66 Natural Gas Company and GPM Gas Corporation. He was named vice president of East Permian Commercial in 2000 when GPM Gas Corporation merged with DCP Midstream, LLC (“DCP”). In 2003, he rose to Southern Division Vice President where he was responsible for DCP’s Permian and Gulf Coast business units and appointed to DCP’s Executive Committee. In 2007, he was promoted to Group Vice President of commercial and business development, and in 2008 he was named Group Vice President of EHS, operations, and technical services. In 2009, he was appointed to president of DCP’s southern business unit, where his responsibilities included executive management of commercial and operations of assets in the west and east regions, and was responsible for corporate engineering, technical services, measurement and reliability.

Paul E. Glaske. Mr. Glaske retired as Chairman and Chief Executive Officer of Blue Bird Corporation, the largest manufacturer of school buses with manufacturing plants in three countries. Prior to becoming president of Blue Bird in 1986, Mr. Glaske served as the president of the Marathon LeTourneau Company, a manufacturer of large off-road mining and material handling equipment and off-shore drilling rigs. He served as a member of the board of directors of BorgWarner, Inc. of Chicago, Illinois until April 2008. Currently, Mr. Glaske serves on the board of directors of both Lincoln Educational Services in New Jersey, and Camcraft, Inc., in Illinois. Mr. Glaske has served as a director of the Company since February 2004 and is chairman of the Audit Committee. The Board selected Mr. Glaske to serve as a director because it believes he is familiar with running a company from the field level to the boardroom based on his previous experience. As a former CEO and director at various other companies, Mr. Glaske has been involved in succession planning, compensation, employee management and the evaluation of acquisition opportunities.

Ted Collins, Jr. Mr. Collins has been an independent oil and gas producer since 2000. He also serves as a Director to both Oasis Petroleum Corp. and CLL Global Research Foundation. He has also served on both the Audit Committee and Nominating and Governance Committee for Oasis Petroleum Corp. since May of 2011. Mr. Collins previously served as President of Collins & Ware Inc. from 1988 to 2000, when its assets were sold to Apache Corporation. From 1982 to 1988 Mr. Collins was President of Enron Oil & Gas Co. and its predecessors, HNG Oil Company and HNG Internorth Exploration Co. From 1969 to 1982, Mr. Collins served as

Executive Vice President of American Quasar Petroleum Company. Mr. Collins has served as a director of the Company since August 2004. Mr. Collins is a past President of the Permian Basin Petroleum Association; the Permian Basin Landmen’s Association, the Petroleum Club of Midland and has served as Chairman of the Midland Wildcat Committee since 1984. The Board selected Mr. Collins to serve as a director because of his previous experience as an executive in various positions in the oil and gas industry. In addition, as a public company director at various other companies, Mr. Collins has been involved in succession planning, compensation, employee management and the evaluation of acquisition properties.

Michael K. Grimm. Mr. Grimm is one of the original founders of Rising Star Energy, L.L.C., a privately held upstream exploration and production company active in onshore continental United States, and served as its President and Chief Executive Officer from 1995 until 2006 when it was sold. Currently, Mr. Grimm is President of Rising Star Energy Development Company, Rising Star Petroleum, LLC and is Chairman of the Board of RSP Permian, which is active in the drilling and developing of West Texas Permian Basin oil reserves. Prior to the formation of the first Rising Star companies, Mr. Grimm was Vice President of Worldwide Exploration and Land for Placid Oil Company from 1990 to 1994. Prior to joining Placid Oil Company, Mr. Grimm was employed by Amoco Production Company for 13 years where he held numerous positions throughout the exploration department in Houston, New Orleans and Chicago. Mr. Grimm has been an active member of the Independent Petroleum Association of America, the American Association of Professional Landmen, Dallas Producers Club, Dallas Wildcat Committee, and Fort Worth Wildcatters. Mr. Grimm has served as a director of the Company since December 2005 and is a member of the Audit Committee and chairman of the Compensation Committee. He has a B.B.A. from the University of Texas at Austin. The Board selected Mr. Grimm to serve as a director because of his extensive experience in the energy industry and his service as a senior executive at several energy-related companies, in addition to his contacts in the industry gained through his involvement in energy-related organizations.

David K. Skidmore. Mr. Skidmore has served as a director of the Company since March 2013. He has been Vice President of Ventex Oil & Gas, Inc. since 1995 and has been actively involved in exploration and production throughout the Gulf Coast and mid-Continent regions for over 35 years. He founded Skidmore Exploration, Inc. in 1981 and has been an independent oil and gas producer since that time. From 1977 to 1981, he worked for Paraffine Oil Corporation and Texas Oil & Gas in Houston. He holds BS degrees in both Geology and Petroleum Engineering, is a Certified Petroleum Geologist and Registered Professional Engineer, and active member of the AAPG, and SPE. Mr. Skidmore is a member of both the Audit Committee and Compensation Committee. The Board selected Mr. Skidmore to serve as a director because of his continual involvement in geological, geophysical, legal, engineering and accounting aspects of an active oil and gas exploration and production company. As an energy professional, active oil and gas producer and successful business owner, Mr. Skidmore possesses valuable first-hand knowledge of the energy transportation business and market conditions affecting its economics.

Audit Committee

The Board has established an Audit Committee in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended. Paul E. Glaske, Michael K. Grimm and David K. Skidmore currently serve on the Audit Committee and Mr. Glaske serves as the chairman of the Audit Committee. The Board appoints persons who are independent under the NYSE’s standards for audit committee members to serve on its Audit Committee. In addition, the Board determines that at least one member of the Audit Committee has such accounting or related financial management expertise sufficient to qualify such person as the audit committee financial expert in accordance with Item 407(d)(5) of Regulation S-K. The Board has determined that based on relevant experience, Audit Committee members Paul E. Glaske and David K. Skidmore qualified as Audit Committee financial experts during 2014. A description of the qualifications of Mr. Glaske and Mr. Skidmore may be found in this proxy statement under “Directors and Executive Officers of the Company.”

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information as of September 30, 2014, regarding the beneficial ownership of our securities by certain beneficial owners, each director and named executive officer of the general partner of our General Partner and all directors and named executive officers of the general partner of our General Partner as a group. The General Partner knows of no other person not disclosed herein who beneficially owns more than 5% of our common units.

Energy Transfer Partners, L.P. Units

Title of Class	Name and Address of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership(2)(3)	Percent of Class
Common Units	Kelcy L. Warren	21,107	*
	Marshall S. (Mackie) McCrea, III	206,574	*
	Martin Salinas, Jr.	45,326	*
	Jamie Welch	20,000	*
	Thomas P. Mason	88,554	*
	Richard Cargile	9,287	*
	Paul E. Glaske	98,966	*
	Ted Collins, Jr.	100,127	*
	Michael K. Grimm	23,264	*
	David K. Skidmore	1,010	*
	All Directors and Executive Officers as a Group (10 Persons)	614,215	*
	ETE(4)	25,614,102	7.3%
	ETE Common Holdings, LLC(4)	5,226,967	1.5%
Class E Units	Heritage Holdings, Inc.(5)	8,853,832	100%
Class G Units	Sunoco, Inc.(6)	90,706,000	100%
Class H Units	ETE Common Holdings, LLC(4)	50,160,000	100%

*	Less than 1%
(1)	The address for Messrs. Warren, Salinas, Welch, Mason, Cargile, Glaske, Collins, Grimm and Skidmore is 3738 Oak Lawn Avenue, Dallas, Texas 75219. The address for Heritage Holdings, Inc. is 8801 S. Yale Avenue, Suite 310, Tulsa, Oklahoma 74137. The address for Mr. McCrea is 800 E. Sonterra Blvd., San Antonio, Texas 78258. The address for ETE and ETE Common Holdings, LLC is 3738 Oak Lawn Avenue, Dallas, Texas 75219. The address for Sunoco, Inc. is 1818 Market Street, Suite 1500, Philadelphia, Pennsylvania 19103.
(2)	Beneficial ownership for the purposes of the foregoing table is defined by Rule 13d-3 under the Securities Exchange Act of 1934, as amended. Under that rule, a person is generally considered to be the beneficial owner of a security if he has or shares the power to vote or direct the voting thereof or to dispose or direct the disposition thereof or has the right to acquire either of those powers within sixty (60) days.
(3)	Due to the ownership by certain officers and directors of the general partner of ETE of equity interests in ETE (either directly or through one or more entities) and due to their positions as directors of the general partner of ETE, they may be deemed to beneficially own the limited partnership interests held by ETE, to the extent of their respective interests therein. Any such deemed ownership is not reflected in the table.
(4)	ETE owns all member interests of Energy Transfer Partners, L.L.C and all of the Class A limited partner interests and Class B limited partner interests in Energy Transfer Partners GP, L.P. Energy Transfer Partners, L.L.C. is the general partner of Energy Transfer Partners GP, L.P. with a 0.01% general partner interest. LE GP, LLC, the general partner of ETE, may be deemed to beneficially own the common units owned of record by ETE. The members of LE GP, LLC are Ray C. Davis and Kelcy L. Warren.
(5)	The Partnership indirectly owns 100% of the common stock of Heritage Holdings, Inc.
(6)	The Partnership indirectly owns 100% of the common stock of Sunoco, Inc.

In connection with the Energy Transfer Equity, L.P. Credit Agreement (the “Parent Company Credit Agreement”), ETE and certain of its subsidiaries entered into a Pledge and Security Agreement (the “Security Agreement”) with Credit Suisse AG, Cayman Islands Branch, as collateral agent (the “Collateral Agent”). The Security Agreement secures all of ETE’s obligations under the Parent Company Credit Agreement and grants to the Collateral Agent a continuing first priority lien on, and security interest in, all of ETE’s and the other grantors’ tangible and intangible assets.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth, in tabular format, a summary of certain information related to our equity incentive plans as of September 30, 2014:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column(a)) (c)
Equity compensation plans approved by unitholders:	3,174,878	N/A	349,052
Equity compensation plans not approved by unitholders:		N/A

Total	3,174,878	N/A	349,052

EXECUTIVE COMPENSATION

Overview

Energy Transfer Partners, L.P. (the “Partnership” or “ETP”) is managed by our general partner, Energy Transfer Partners GP, L.P. (“ETP GP”), which in turn is managed by its general partner, Energy Transfer Partners, L.L.C., which we refer to in this section as “our General Partner.” Energy Transfer Equity, L.P. (“ETE”), a publicly traded limited partnership, or its wholly-owned subsidiary ETE Common Holdings, LLC currently own 100% of our General Partner, approximately 8.8% of our outstanding common units and 100% of our outstanding Class H Units. All of our employees are employed by and receive employee benefits from our operating subsidiaries.

Compensation Discussion and Analysis

Named Executive Officers

We do not have officers or directors. Instead, we are managed by our Board and the executive officers of our General Partner perform all of our management functions. As a result, the executive officers of our General Partner are essentially our executive officers, and their compensation is administered by our General Partner. This Compensation Discussion and Analysis is, therefore, focused on the total compensation of the executive officers of our General Partner as set forth below. The executive officers we refer to in this discussion as our “named executive officers” are the following officers of our General Partner:

•	Kelcy L. Warren, Chief Executive Officer (the “CEO”);

•	Marshall S. (Mackie) McCrea, III, President and Chief Operating Officer;

•	Martin Salinas, Jr., Chief Financial Officer;

•	Thomas P. Mason, Senior Vice President, General Counsel and Secretary; and

•	Richard Cargile, President of Midstream Operations.

Our General Partner’s Philosophy for Compensation of Executives

In general, our General Partner’s philosophy for executive compensation is based on the premise that a significant portion of each executive’s compensation should be incentive-based or “at-risk” compensation and that executives’ total compensation levels should be very competitive in the marketplace for executive talent and abilities. Our General Partner seeks a total compensation program that provides for a slightly below the median market annual base compensation rate but incentive-based compensation composed of a combination of compensation vehicles to reward both short and long-term performance that are both targeted to pay-out at approximately the top-quartile of market. Our General Partner believes the incentive-based balance is achieved by (i) the payment of annual discretionary cash bonuses that consider the achievement of the Partnership’s financial performance objectives for a fiscal year set at the beginning of such fiscal year and the individual contributions of our named executive officers to the success of the Partnership and the achievement of the annual financial performance objectives and (ii) the annual grant of restricted unit awards under our equity incentive plan(s), which awards are intended to provide a longer term incentive and retention value to our key employees to focus their efforts on increasing the market price of our publicly traded units and to increase the cash distribution we pay to our Unitholders.

Prior to December 2012, our equity awards were primarily in the form of restricted unit awards that vest over a specified time period, with substantially all of these awards vesting over a five-year period at 20% per year based on continued employment through each specified vesting date. Beginning in December 2012, we began granting restricted unit awards that vest, based upon continued employment, at a rate of 60% after the third year of service and the remaining 40% after the fifth year of service. Our General Partner believes that these equity-based incentive arrangements are important in attracting and retaining our executive officers and key employees as well as motivating these individuals to achieve our business objectives. The equity-based compensation also reflects the importance we place on aligning the interests of our named executive officers with those of our unitholders.

While we are responsible for the direct payment of the compensation of our named executive officers as employees of us, we do not participate or have any input in any decisions as to the compensation policies of our General Partner or the compensation levels of the executive officers of our General Partner. The compensation committee of the Board (the “Committee”) is responsible for the approval of the compensation policies and the compensation levels of these executive officers. We directly pay these executive officers in lieu of receiving an allocation of overhead related to executive compensation from our General Partner. For the year ended December 31, 2013, we paid 100% of the compensation of the executive officers of our General Partner as we represent the only business currently managed by our General Partner.

For a more detailed description of the compensation of our named executive officers, please see “Compensation Tables” below.

Compensation Philosophy

Our compensation program is structured to provide the following benefits:

•	reward executives with an industry-competitive total compensation package of competitive base salaries and significant incentive opportunities yielding a total compensation package approaching the top-quartile of the market;

•	attract, retain and reward talented executive officers and key management employees, by providing total compensation competitive with that of other executive officers and key management employees employed by publicly traded limited partnerships of similar size and in similar lines of business;

•	motivate executive officers and key employees to achieve strong financial and operational performance; and

•	emphasize performance-based or “at-risk” compensation.

Components of Executive Compensation

For the year ended December 31, 2013, the compensation paid to our named executive officers, other than our CEO, consisted of the following components:

•	annual base salary;

•	non-equity incentive plan compensation consisting solely of discretionary cash bonuses;

•	time-vested restricted unit awards under the equity incentive plan(s);

•	payment of distributions on unvested time-based restricted unit awards under our equity incentive plan;

•	vesting of previously issued time-based awards issued pursuant to our equity incentive plans;

•	compensation resulting from the vesting of equity issuances made by an affiliate; and

•	401(k) plan employer contributions.

•	Mr. Warren, our CEO, has voluntarily elected not to accept any salary, bonus or equity incentive compensation (other than a salary of $1.00 per year plus an amount sufficient to cover his allocated payroll deductions for health and welfare benefits).

Methodology

The Committee considers relevant data available to it to assess our competitive position with respect to base salary, annual short-term incentives and long-term incentive compensation for our executive officers. The Committee also considers individual performance, levels of responsibility, skills and experience.

Periodically, the Committee engages a third-party consultant to provide market information for compensation levels at peer companies in order to assist the Committee in its determination of compensation levels for our executive officers. Most recently, the Committee engaged Mercer (US) Inc. (“Mercer”) during the year ended December 31, 2013 to both (i) evaluate the market competitiveness of total compensation levels for certain members of senior management, including our named executive officers; (ii) assist in the determination of appropriate compensation levels for our senior management, including the named executive officers; and (iii) to confirm that our compensation programs were yielding compensation packages consistent with our overall compensation philosophy. This review by Mercer was deemed necessary given the series of transforming transactions we have completed over the past few years, which have significantly increased our size and scale from both a financial and asset perspective.

In conducting its review, Mercer worked with us to identify a “peer group” of 15 leading companies in the energy industry that most closely reflect our profile in terms of revenues, assets and market value as well as compete with us for talent at the senior management level. The identified companies were:

• Conoco Phillips	• Anadarko Petroleum
• Enterprise Products Partners, L.P.	• ONEOK Partners, L.P.
• Plains All American Pipeline, L.P.	• EOG Resources, Inc.
• Halliburton Company	• Kinder Morgan Energy Partners, L.P.
• National Oilwell Varco, Inc.	• The Williams Companies, Inc.
• Baker Hughes Incorporated	• Enbridge Energy Partners, L.P.
• Apache Corp.	• DCP Midstream Partners, L.P.
• Marathon Oil Corporation

The compensation analysis provided by Mercer covered all major components of total compensation, including annual base salary, annual short-term cash bonus and long-term incentive awards for the senior executives of these companies. The Committee utilized the information provided by Mercer to compare the levels of annual base salary, annual short-term cash bonus and long-term equity incentive awards at these other companies with those of our named executive officers to ensure that compensation of our named executive officers is both consistent with our compensation philosophy and competitive with the compensation for executive officers of these other companies. The Committee considered and reviewed the results of the study performed by Mercer to ensure the results indicated that our compensation programs were yielding a competitive total compensation model prioritizing incentive-based compensation and rewarding achievement of short and long-term performance objectives. The Committee also specifically evaluated benchmarked results for the annual base salary, annual short-term cash bonus or long-term equity incentive awards of the named executive officers to the compensation levels at the identified “peer group” companies. Mercer did not provide any non-executive compensation services for the Partnership during 2013.

Base Salary. As discussed above, the base salaries of our named executive officers are targeted to yield an annual base salary slightly below the median level of market and are determined by the Committee after taking into account the recommendations of Mr. Warren. During the 2014 merit review process, the Committee approved an increase of 3.0% to Mr. Salinas’ annual base salary and held the base salary of the other named executive officers at their current amounts. The Committee determined that the increase to Mr. Salinas’ base salary was warranted based on the results of the Mercer study and the factors described below under “Annual Bonus.” The Committee also determined that holding the base salaries constant for the other named executive officers was reasonable in light of the Mercer study and the base salary adjustments made in 2013.

Annual Bonus. In addition to base salary, the Committee makes a determination whether to award our named executive officers, other than our CEO (who has voluntarily elected to forgo any annual bonuses), discretionary annual cash bonuses following the end of the year.

These discretionary bonuses, if awarded, are intended to reward our named executive officers for the achievement of financial performance objectives during the year for which the bonuses are awarded in light of the contribution of each individual to our profitability and success during such year. In this regard, the Committee takes into account whether the Partnership achieved or exceeded its targeted performance objectives, which are approved by the Board, as an important element in making its determinations with respect to annual bonuses. The Committee also considers the recommendation of our CEO in determining the specific annual cash bonus amounts for each of the other named executive officers. The Committee does not establish its own financial performance objectives in advance for purposes of determining whether to approve any annual bonuses, and the Committee does not utilize any formulaic approach to determine annual bonuses.

In 2014, the Board, upon a recommendation by the Committee, approved the Energy Transfer Partners, L.L.C Annual Bonus Plan (the “New Bonus Plan”), which replaces the ETP Midstream Bonus Plan (the “Prior Bonus Plan”). The New Bonus Plan, which became effective for calendar year 2014, is substantially similar to the Prior Bonus Plan, except that the New Bonus Plan includes an additional performance criteria related to ETP’s internal department financial budget in addition to the previous performance measure of internal EBITDA budget. Under the New Bonus Plan, the Committee’s evaluation of performance and determination of an overall available bonus pool will be based on the Partnership’s EBITDA and the performance of each department compared to the applicable departmental budget (with such performance measured based on the specific dollar amount of general and administrative expenses set for each department). The two performance criteria will be weighted 75% on internal EBITDA budget criteria and 25% on internal department financial budget criteria.

In adopting the New Bonus Plan, the Board and the Committee have reaffirmed internal EBITDA as the primary performance factor in determining annual bonuses. The addition of the internal department financial budget criteria is designed to ensure that the Partnership is effectively managing general and administrative costs in a prudent manner.

The Partnership’s internal financial budgets are generally developed for each business segment, and then aggregated with appropriate corporate level adjustments, to reflect an overall performance objective that is reasonable in light of market conditions and opportunities based on a high level of effort and dedication across all segments of the Partnership’s business.

In general, the Committee believes that Partnership performance at or above the internal EBITDA budget and at or below internal department financial budgets would support bonuses to our named executive officers ranging from 100% to 140% of their annual bonus target. For 2014, the Committee retained the same short-term annual cash bonus targets from 2013 for each of the named executive officers. The specific targets are as follows: for Mr. McCrea, 140% of his annual base salary, for Mr. Salinas, 120% of his annual base salary, for Mr. Mason, 125% of his annual base salary, and for Mr. Cargile, 100% of his annual base salary. In the cases of Messrs. McCrea, Salinas and Mason, their annual bonus targets were increased in 2013 to their current levels from a target of 100% of annual base salary consistent with the results of the Mercer study. Mr. Cargile’s target has remained at its 2012 level of 100% of annual base salary.

In respect of 2013 performance, in February 2014, the Committee approved cash bonuses relating to the 2013 calendar year to Messrs. McCrea, Salinas, Mason and Cargile of $1,080,961, $524,423, $646,635 and $305,000, respectively. The individual bonus amounts for each named executive officer, other than our CEO, also reflect the Committee’s view of the impact of such individual’s efforts and contributions towards (i) achievement of the Partnership’s success in exceeding its internal financial budget, (ii) the development of new projects that are expected to result in increased cash flows from operations in future years, (iii) the completion of mergers, acquisitions or similar transactions that are expected to be accretive to the Partnership and increase distributable cash flow, (iv) the overall management of the Partnership’s business, and (v) the individual performances of these individuals with respect to promoting the Partnership’s financial, strategic and operating objectives for 2013. The cash bonuses awarded to each of the executive officers for 2013 were consistent with the target.

It is expected that 2014 bonus awards will be considered in February 2015.

Equity Awards. We currently have two incentive plans: (i) the Amended and Restated Energy Transfer Partners, L.P. 2004 Unit Plan (as amended and restated as of June 27, 2007, the “2004 Unit Plan”) and (ii) the Amended and Restated Energy Transfer Partners, L.P. 2008 Long-Term Incentive Plan (the “2008 Incentive Plan”). Each of our 2004 Unit Plan and 2008 Incentive Plan authorizes the Committee, in its discretion, to grant awards of restricted units, phantom units, unit options and other awards related to our units upon such terms and conditions as it may determine appropriate and in accordance with general guidelines as defined by each such plan. The Committee determined and/or approved the terms of the unit grants awarded to our named executive officers, including the number of common units subject to the restricted unit award and the vesting structure of those restricted unit awards. All of the awards granted to the named executive officers under these equity incentive plans have consisted of restricted unit awards that are subject to vesting over a specified time period. Upon vesting of any restricted unit award, ETP common units are issued.

In 2013, in consideration of the results of the Mercer study, the Committee approved increased long-term incentive awards targets for certain of the named executive officers. Mr. McCrea’s long-term incentive target increased from 330% of his annual base salary to 700% of his base salary, Mr. Salinas’ annual long-term incentive target increased from 250% of his annual base salary to 300%, Mr. Mason’s annual long-term incentive target increased from 270% of his annual base salary to 400% and Mr. Cargile’s target remained at 150% of his annual base salary. The targets are expected to remain the same for 2014 and equity awards are expected to be considered by the Committee in the fourth quarter of 2014.

In December 2013, the Committee approved grants of restricted unit awards to Messrs. McCrea, Salinas, Mason and Cargile of 69,375 units, 16,724 units, 40,923 units and 9,500 units, respectively. These restricted unit awards provide for vesting over a five-year period, with 60% vesting at the end of the third year and the remaining 40% vesting at the end of the fifth year, subject to continued employment through each specified vesting date. As described below in the section titled “Subsidiary Equity Awards,” for 2013, in discussions between the Committee and the CEO as well as the compensation committee of the general partner of Sunoco Logistics Partners L.P. (“Sunoco Logistics”), it was determined that approximately 33% of the total long-term incentive award target values of Messrs. McCrea and Salinas would be composed of restricted units awarded under Sunoco Logistics’ equity incentive plan in considerations for their roles and responsibilities at Sunoco Logistics in addition to the Partnership. At Sunoco Logistics, Mr. McCrea serves as Chairman of the Board of Sunoco Logistics’ general partner and Mr. Salinas serves as a member of the board and Chief Financial Officer of Sunoco Logistics’ general partner. It is expected that the long-term equity awards of Messrs. McCrea and Salinas will recognize a similar aggregation of restricted units being awarded under our equity incentive plan and Sunoco Logistics’ equity incentive plan in future years. The terms and conditions of the restricted unit awards to Messrs. McCrea and Salinas under the Sunoco Logistics equity plan are identical to the terms and conditions of the restricted unit awards under our equity plan to Messrs. McCrea and Salinas.

These restricted unit awards entitle the recipients of the restricted unit awards to receive, with respect to each ETP common unit subject to such award that has not either vested or been forfeited, a cash payment promptly following each such distribution by us to our unitholders. In approving the grant of such restricted unit awards, the Committee took into account the same factors as discussed above under the caption “Annual Bonus,” the long-term objective of retaining such individuals as key drivers of the Partnership’s future success, the existing level of equity ownership of such individuals and the previous awards to such individuals of equity awards subject to vesting.

The issuance of common units pursuant to our equity incentive plans is intended to serve as a means of incentive compensation; therefore, no consideration will be payable by the plan participants upon vesting and issuance of the common units.

The restricted unit awards under our equity incentive plans generally require the continued employment of the recipient during the vesting period, provided however, the unvested awards will be accelerated in the event of a change in control of the Partnership or the death or disability of the award recipient prior to the applicable vesting period being satisfied. The Committee has in the past and may in the future, but is not required to, accelerate the vesting of unvested restricted unit awards in the event of the termination or retirement of an executive officer. The Committee did not accelerate the vesting of restricted unit awards to any named executive officers in 2013.

Unit Ownership Guidelines. In December 2013, the Board adopted the ETP Executive Unit Ownership Guidelines (the “Guidelines”), which set forth minimum ownership guidelines applicable to certain executives of the Partnership with respect to common units representing limited partnership interests in the Partnership. The applicable unit ownership guidelines are denominated as a multiple of base salary, and the amount of common units required to be owned increases with the level of responsibility. Under these guidelines, the President and Chief Operating Officer is expected to own common units having a minimum value of five times his base salary, while each of the remaining named executive officers (other than our CEO) are expected to own common units having a minimum value of four times their respective base salary. In addition to the named executive officers, these guidelines also apply to other covered executives, which executives are expected to own either directly or indirectly in accordance with the terms of the Guidelines common units having minimum values ranging from two to four times their respective base salary. The Guidelines do not apply to our CEO, who receives a salary of $1.00 per year plus an amount sufficient to cover his allocated payroll deductions for health and welfare benefits.

Our General Partner and the Committee believe that the ownership of our common units, as reflected in the Guidelines, is an important means of tying the financial risks and rewards for our executives to our total unitholder return, aligning the interests of such executives with those of our unitholders, and promoting the Partnership’s interest in good corporate governance.

Covered executives are generally required to achieve their ownership level within five years of becoming subject to the guidelines; however, certain covered executives, based on their tenure as an executive, are required to achieve compliance within two years of the December 2013 effective date of the Guidelines. Thus, compliance with the guidelines will be required for all of our current named executive officers beginning December 2015, except for Richard Cargile who joined ETP in March 2012.

Covered executives may satisfy the guidelines through direct ownership of common units or indirect ownership by certain immediate family members. Direct or indirect ownership of ETE common units shall count on a one to one ratio for purposes of satisfying minimum ownership requirements; however, unvested restricted unit awards may not be used to satisfy the minimum ownership requirements.

Executive officers who have not yet met their respective guideline must retain and hold all common units (less common units sold to cover the executive’s applicable taxes and withholding obligation) received in connection with long-term incentive awards. Once the required ownership level is achieved, ownership of the required common units must be maintained for as long as the covered executive is subject to the guidelines. However, those individuals who have met or exceeded their applicable ownership guideline may dispose of our common units in a manner consistent with applicable laws, rules and regulations, including regulations of the SEC and our internal policies, but only to the extent that such individual’s remaining ownership of common units would continue to exceed the applicable ownership guideline.

Subsidiary Equity Awards. In addition to their roles as officers of our General Partner, Messrs. McCrea and Salinas also serve as officers and directors of the general partner of Sunoco Logistics. In connection with those roles at Sunoco Logistics’ general partner, in December 2013, the compensation committee of Sunoco Logistics’

general partner awarded Messrs. McCrea and Salinas time-based restricted units of Sunoco Logistics in the amount of 27,300 units and 6,550 units, respectively. The terms and conditions of the restricted unit awards to Messrs. McCrea and Salinas under the Sunoco Logistics equity plan are identical to the terms and conditions of the restricted unit awards under our equity plan to Messrs. McCrea and Salinas.

The previous annual grant of Sunoco Logistics equity awards occurred in January 2013, at which time Messrs. McCrea and Salinas were granted 16,667 units and 8,333 units, respectively. These awards are reflected as compensation in 2013 for Messrs. McCrea and Salinas in the “Compensation Tables” section below.

Affiliate Equity Awards. McReynolds Energy Partners, L.P., the general partner of which is owned and controlled by the President of ETE’s general partner, has previously awarded to certain officers of ETP certain rights related to units of ETE previously issued by ETE to such officers. These rights included the economic benefits of ownership of these ETE units based on a five-year vesting schedule whereby the officer vested in the ETE units at a rate of 20% per year. As these ETE units conveyed to the recipients of the awards upon vesting from a partnership that is not owned or managed by ETE or ETP, none of the costs related to such awards were paid by ETE or ETP. We recognized non-cash compensation expense over the vesting period based on the grant date fair value of the ETE units awarded the ETP employees assuming no forfeitures. As of December 31, 2013, no such affiliate equity awards remained outstanding. During 2013, Messrs. McCrea and Salinas vested in rights related to ETE units of 84,000 and 96,000, respectively (after adjustment for ETE’s two-for-one common unit split in January 2014).

Qualified Retirement Plan Benefits. We have established a defined contribution 401(k) plan, which covers substantially all of our employees, including our named executive officers. Employees may elect to defer up to 100% of their eligible compensation after applicable taxes, as limited under the Internal Revenue Code. We make a matching contribution that is not less than the aggregate amount of matching contributions that would be credited to a participant’s account based on a rate of match equal to 100% of each participant’s elective deferrals up to 5% of covered compensation. The amounts deferred by the participant and the amounts deferred by the Partnership are fully vested at all times. We provide this benefit as a means to incentivize employees and provide them with an opportunity to save for their retirement.

Beginning in January 2013, the Partnership provides a 3% profit sharing contribution to employee 401(k) accounts for all employees with a base compensation below a specified threshold. The contribution is in addition to the 401(k) matching contribution and employees become vested based on years of service.

Health and Welfare Benefits. All full-time employees, including our named executive officers, may participate in our health and welfare benefit programs including medical, dental, vision, flexible spending, life insurance and disability insurance.

Termination Benefits. Our named executive officers do not have any employment agreements that call for payments of termination or severance benefits or that provide for any payments in the event of a change in control of our General Partner. Our 2004 Unit Plan provides for immediate vesting of all unvested restricted unit awards in the event of a change in control, as defined in the plan. In addition, our 2008 Incentive Plan provides the Committee with the discretion to provide for immediate vesting of all unvested restricted unit awards in the event of a change of control, as defined in the plan. Please refer to “Compensation Tables—Potential Payments Upon a Termination or Change of Control” for additional information.

In addition, our General Partner has also adopted the ETP GP Severance Plan and Summary Plan Description effective as of June 12, 2013, (the “Severance Plan”), which provides for payment of certain severance benefits in the event of Qualifying Termination (as that term is defined in the Severance Plan). In general, the Severance Plan provides payment of two weeks of annual base salary for each year or partial year of employment service with the Partnership up to a maximum of fifty-two weeks or one year of annual base salary (with a minimum of four weeks of annual base salary) and up to three months of continued group health insurance coverage. The Severance Plan also provides that the Partnership may determine to pay benefits in addition to those provided under the Severance Plan based on special circumstances, which additional benefits shall be unique and non-precedent setting. The Severance Plan is available to all salaried employees on a nondiscriminatory basis; therefore, amounts that would be payable to our named executive officers upon a Qualified Termination have been excluded from “Compensation Tables—Potential Payments Upon a Termination or Change of Control” below.

Deferred Compensation Plan. We maintain a deferred compensation plan (“DC Plan”), which permits eligible highly compensated employees to defer a portion of their salary and/or bonus until retirement or termination of employment or other designated distribution. Under the DC Plan, each year eligible employees are permitted to make an irrevocable election to defer up to 50% of their annual base salary, 50% of their quarterly non-vested unit distribution income, and/or 50% of their discretionary performance bonus compensation to be earned for services performed during the following year. Pursuant to the DC Plan, we may make annual discretionary matching contributions to participants’ accounts; however, we have not made any discretionary contributions to participants’ accounts and currently have no plans to make any discretionary contributions to participants’ accounts. All amounts credited under the DC Plan (other than discretionary credits) are immediately 100% vested. Participant accounts are credited with deemed earnings (or losses) based on hypothetical investment fund choices made by the participants among available funds.

Participants may elect to have their accounts distributed in one lump sum payment or in annual installments over a period of three or five years upon retirement, and in a lump sum upon other termination. Participants may also elect to take lump-sum in-service withdrawals five years or longer in the future, and such scheduled in-service withdrawals may be further deferred prior to the withdrawal date. Upon a change in control (as defined in the DC Plan) of ETP, all DC Plan accounts are immediately vested in full. However, distributions are not accelerated and, instead, are made in accordance with the DC Plan’s normal distribution provisions unless a participant has elected to receive a change of control distribution pursuant to his deferral agreement.

Risk Assessment Related to our Compensation Structure. We believe our compensation plans and programs for our named executive officers, as well as our other employees, are appropriately structured and are not reasonably likely to result in material risk to the Partnership. We believe our compensation plans and programs are structured in a manner that does not promote excessive risk-taking that could harm our value or reward poor judgment. We also believe we have allocated our compensation among base salary and short and long-term compensation in such a way as to not encourage excessive risk-taking. In particular, we generally do not adjust base annual salaries for the executive officers and other employees significantly from year to year, and therefore the annual base salary of our employees is not generally impacted by our overall financial performance or the financial performance of an operating segment. We generally determine whether, and to what extent, our named executive officers receive a cash bonus based on our achievement of specified financial performance objectives as well as the individual contributions of our named executive officers to the Partnership’s success. We use restricted units rather than unit options for equity awards because restricted units retain value even in a depressed market so that employees are less likely to take unreasonable risks to get, or keep, options “in-the-money.” Finally, the time-based vesting over five years for our long-term incentive awards ensures that our employees’ interests align with those of our unitholders for the long-term performance of the Partnership.

Tax and Accounting Implications of Equity-Based Compensation Arrangements

Deductibility of Executive Compensation

We are a limited partnership and not a corporation for U.S. federal income tax purposes. Therefore, we believe that the compensation paid to the named executive officers is not subject to the deduction limitations under Section 162(m) of the Internal Revenue Code and therefore is generally fully deductible for federal income tax purposes.

Accounting for Unit-Based Compensation

For our unit-based compensation arrangements, including equity-based awards issued to certain of our named executive officers by an affiliate (as discussed above), we record compensation expense over the vesting period of the awards, as discussed further in Note 8 to our consolidated financial statements, included in our annual report on Form 10-K for the fiscal year ended December 31, 2013.

Compensation Committee Interlocks and Insider Participation

Messrs. Grimm and Skidmore are the only members of the Committee. During 2013 and as of October 10, 2014, no member of the Committee was an officer or employee of us or any of our subsidiaries or served as an officer of any company with respect to which any of our executive officers served on such company’s board of directors. In addition, neither Mr. Grimm nor Mr. Skidmore is a former employee of ours or any of our subsidiaries.

Report of Compensation Committee

The Committee has reviewed and discussed the section entitled “Compensation Discussion and Analysis” with the management of the Partnership. Based on this review and discussion, we have recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

The Compensation Committee of the

Board of Directors of Energy Transfer Partners, L.L.C., the

general partner of Energy Transfer Partners GP, L.P., the

general partner of Energy Transfer Partners, L.P.

Michael K. Grimm

David K. Skidmore

The foregoing report shall not be deemed to be incorporated by reference by any general statement or reference to this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under those Acts.

Compensation Tables

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus (1)($)	Equity Awards (2)($)	Option Awards ($)	Non-Equity Incentive Plan Compen- sation ($)	Change in Pension Value and Nonqualified Deferred Compen- sation Earnings ($)	All Other Compen- sation (3)($)	Total ($)
Kelcy L. Warren(4)	2013	$5,814	$—	$—	$—	$—	$—	$—	$5,814
Chief Executive Officer	2012	3,700	—	—	—	—	—	—	3,700
	2011	3,240	—	—	—	—	—	—	3,240

Martin Salinas, Jr.	2013	437,019	524,423	1,861,698	—	—	56,036	26,136	2,905,312
Chief Financial Officer	2012	392,750	375,000	755,515	—	—	23,261	26,140	1,572,666
	2011	360,532	400,000	1,128,500	—	—	(6,462)	25,020	1,907,590

Marshall S. (Mackie) McCrea, III	2013	772,115	1,080,961	6,715,336	—	—	—	13,323	8,581,735
President and Chief Operating Officer	2012	690,000	700,000	1,510,985	—	—	—	12,802	2,913,787
	2011	615,049	750,000	9,542,520	—	—	—	12,972	10,920,541

Thomas P. Mason	2013	517,308	646,635	2,308,057	—	—	—	36,923	3,508,923
Senior Vice President, General Counsel and Secretary	2012	466,424	500,000	1,359,900	—	—	—	35,998	2,362,322
	2011	432,901	750,000	1,805,600	—	—	—	32,590	3,021,091

Richard Cargile	2013	331,250	305,000	535,800	—	—	83,943	13,323	1,269,316
President of Midstream Operations	2012	237,500	230,000	1,379,880	—	—	3,534	12,279	1,863,193

(1)	The discretionary cash bonus amounts for our named executive officers for 2013 reflect cash bonuses approved by the Committee in February 2014 that are expected to be paid in March 2014.
(2)	Equity award amounts reflect the aggregate grant date fair value of restricted unit awards granted for the periods presented, computed in accordance with FASB ASC Topic 718. See Note 8 to our consolidated financial statements included in our annual report on Form 10-K for the fiscal year ended December 31, 2013, for additional assumptions underlying the value of the equity awards.
(3)	The amounts reflected for 2013 in this column include (i) matching contributions to the 401(k) plan made by ETP on behalf of the named executive officers of $9,327 for Mr. Salinas and $12,750 each for Messrs. McCrea, Mason and Cargile, (ii) expenses paid by us for housing for Messrs. Salinas and Mason near our executive office in Dallas and (iii) the dollar value of life insurance premiums paid for the benefit of the named executive officers. Vesting in 401(k) contributions occurs immediately.
(4)	Mr. Warren voluntarily determined that his salary would be reduced to $1.00 per year (plus an amount sufficient to cover his allocated payroll deductions for health and welfare benefits). He does not accept a cash bonus or any equity awards under the equity incentive plans.

Grants of Plan-Based Awards Table

Name	Grant Date	All Other Unit Awards: Number of Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($ / Unit)	Grant Date Fair Value of Unit Awards(1)
ETP Restricted Unit Awards:
Kelcy L. Warren	N/A	—	—	$—	$—
Martin Salinas, Jr.	12/30/2013	16,724	—	—	943,234
Marshall S. (Mackie) McCrea, III	12/30/2013	69,375	—	—	3,912,750
Thomas P. Mason	12/30/2013	40,923	—	—	2,308,057
Richard Cargile	12/30/2013	9,500	—	—	535,800

Sunoco Logistics Unit Awards:
Martin Salinas, Jr.	12/05/2013	6,550	—	—	445,400
	1/24/2013	8,333	—	—	473,064
Marshall S. (Mackie) McCrea, III	12/05/2013	27,300	—	—	1,856,400
	1/24/2013	16,667	—	—	946,186

(1)	We have computed the grant date fair value of restricted unit awards in accordance with FASB ASC Topic 718, as further described in Note 8 to our consolidated financial statements included in our annual report on Form 10-K for the fiscal year ended December 31, 2013.

Narrative Disclosure to Summary Compensation Table and Grants of the Plan-Based Awards Table

A description of material factors necessary to understand the information disclosed in the tables above with respect to salaries, bonuses, equity awards, nonqualified deferred compensation earnings, and 401(k) plan contributions can be found in the compensation discussion and analysis that precedes these tables.

Outstanding Equity Awards Table

	Grant Date(1)	Unit Awards
Name		Equity Incentive Plan Awards: Number of Units That Have Not Vested(1) (#)	Equity Incentive Plan Awards: Market or Payout Value of Units That Have Not Vested(2) ($)
ETP Restricted Unit Awards:
Kelcy L. Warren	N/A	—	$—
Martin Salinas, Jr.	12/30/2013	16,724	957,449
	1/10/2013	16,667	954,186
	12/20/2011	15,000	858,750
	12/15/2010	8,000	458,000
	12/15/2009	3,837	219,668
Marshall S. (Mackie) McCrea, III	12/30/2013	69,375	3,971,719
	1/10/2013	33,333	1,908,314
	12/20/2011	30,000	1,717,500
	5/2/2011	54,400	3,114,400
	1/14/2011	100,000	5,725,000
	12/15/2009	4,000	229,000
Thomas P. Mason	12/30/2013	40,923	2,342,842
	1/10/2013	30,000	1,717,500
	12/20/2011	24,000	1,374,000
	12/15/2010	8,000	458,000
	12/15/2009	3,637	208,218
Richard Cargile	12/30/2013	9,500	543,875
	1/10/2013	12,000	687,000
	3/14/2012	10,800	618,300

Sunoco Logistics Unit Awards:
Martin Salinas, Jr.	12/5/2013	6,550	494,394
	1/24/2013	6,666	503,150
Marshall S. (Mackie) McCrea, III	12/5/2013	27,300	2,060,604
	1/24/2013	13,333	1,006,375

(1)	ETP restricted unit awards outstanding to Messrs. Salinas, McCrea, Mason and Cargile vest as follows:

•	at a rate of 60% in December 2016 and 40% in December 2018 for awards granted in December 2013;

•	at a rate of 60% in December 2015 and 40% in December 2017 for awards granted in January 2013;

•	ratably in December of each year through 2016 for awards granted in December 2011 and March 2012;

•	ratably in December of each year through 2015 for awards granted in December 2010, January 2011 and May 2011; and

•	in December 2014 for awards granted in December 2009.

Sunoco Logistics common unit awards outstanding to Messrs. Salinas and McCrea vest as follows:

•	ratably in December of each year through 2018 for awards granted in December 2013; and

•	ratably in December of each year through 2017 for awards granted in January 2013.

(2)	Market value was computed as the number of unvested awards as of December 31, 2013 multiplied by the closing price of our common units or Sunoco Logistics common units, accordingly, on December 31, 2013.

Option Exercises and Units Vested Table

	Unit Awards
Name	Number of Units Acquired on Vesting(1) (#)	Value Realized on Vesting(1) ($)
ETP Unit Awards:
Kelcy L. Warren	—	$—
Martin Salinas, Jr.	16,837	908,053
Marshall S. (Mackie) McCrea, III	95,200	5,134,326
Thomas P. Mason	29,637	1,577,493
Richard Cargile	3,600	194,155

Sunoco Logistics Unit Awards:
Martin Salinas, Jr.	1,667	114,456
Marshall S. (Mackie) McCrea, III	3,334	228,912

(1)	Amounts presented represent the number of restricted unit awards vested during 2013 and the value realized upon vesting of these awards, which is calculated as the number of units vested multiplied by the closing price of our common units or Sunoco Logistics common units, accordingly, upon the vesting date.

We have not issued option awards.

Nonqualified Deferred Compensation

Name	Executive Contributions in Last FY(1) ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY(1) ($)	Aggregate Withdrawals/Distributions ($)	Aggregate Balance at Last FYE(1) ($)
Kelcy L. Warren	$—	$—	$—	$—	$—
Martin Salinas, Jr.	44,610	—	56,036	—	303,495
Marshall S. (Mackie) McCrea, III	—	—	—	—	—
Thomas P. Mason	—	—	—	—	—
Richard Cargile	327,964	—	83,943	—	512,779

(1)	The executive contributions and aggregate earnings reflected above for Messrs. Salinas and Cargile are included in total compensation in the “Summary Compensation Table”; the remainder of the aggregate balance at last fiscal year end was reported as compensation in previous fiscal years.

A description of the key provisions of the Partnership’s deferred compensation plan can be found in the compensation discussion and analysis above.

Potential Payments Upon a Termination or Change of Control

Equity Awards. As discussed in our Compensation Discussion and Analysis above, any unvested equity awards granted pursuant to the 2004 Unit Plan will automatically become vested upon a change of control. Assuming that a change of control occurred on December 31, 2013, the fair value of the unvested awards granted pursuant to the 2004 Unit Plan as of December 31, 2013 was $458,000 for Mr. Mason. Although any unvested equity awards granted under the 2008 Incentive Plan may also become vested upon a change of control at the discretion of the Committee, this discussion assumes a scenario in which the Committee does not exercise such discretion.

While any individual award agreement may contain a modified definition, a change in control is generally defined under the 2004 Unit Plan as the occurrence of any of the following events: (i) ETP GP ceases to be our general partner; (ii) ETE ceases to own, directly or indirectly through wholly-owned subsidiaries, in the aggregate at least 51% of the capital stock or equity interests of ETP GP; (iii) the sale of all or substantially all of ETP’s assets (other than to any affiliate of ETE); or (iv) a liquidation or dissolution of ETP. Under the 2008 Incentive Plan, a “change of control” is generally defined as the occurrence of one or more of the following events: (1) any person or group becomes the beneficial owner of 50% or more of our voting power or voting securities; (2) the complete liquidation of either Energy Transfer Partners, L.L.C., ETP GP, or us; (3) the sale of all or substantially all of ETP GP’s or our assets to anyone other than us, ETP GP or one of our affiliates; or (4) a person other than Energy Transfer Partners, L.L.C., ETP GP or one of their affiliates becomes our general partner.

Deferred Compensation Plan. As discussed in our Compensation Discussion and Analysis above, all amounts under the DC Plan (other than discretionary credits) are immediately 100% vested. Upon a change in control (as defined in the DC Plan), distributions from the DC Plan would be made in accordance with the DC Plan’s normal distribution provisions. A change in control is generally defined in the DC Plan as any change in control event within the meaning of Treasury Regulation Section 1.409A-3(i)(5).

Director Compensation

The Committee periodically reviews and makes recommendations regarding the compensation of the directors of our General Partner. In 2013, non-employee directors received an annual fee of $50,000 in cash. Additionally, the Chairman of the Audit Committee receives an annual fee of $15,000 and the members of the Audit Committee receive an annual fee of $10,000. The Chairman of the Committee receives an annual fee of $7,500 and the members of the Committee receive an annual fee of $5,000. In 2013, members of the Conflicts Committee received cash payments on a to-be-determined basis for each Conflicts Committee assignment. For their service on the Conflicts Committee during 2013, Messrs. Collins, Grimm and Skidmore each received additional compensation of $10,000. Employee directors, including Messrs. Warren, McCrea and Welch, do not receive any fees for service as directors. In addition, the non-employee directors participate in our 2008 Incentive Plan. Each director who is not also (i) a shareholder or a direct or indirect employee of any parent, or (ii) a direct or indirect employee of ETP LLC, ETP, or a subsidiary, who is elected or appointed to the board for the first time shall automatically receive, on the date of his or her election or appointment, an award of 2,500 unvested ETP common units. In 2014 and beyond, non-employee directors will receive annual grants of restricted ETP common units equal to an aggregate of $100,000 divided by the closing price of our common units on the date of grant. Beginning in 2013, ETP common units granted to non-employee directors will vest 60% after the third year and the remaining 40% after the fifth year after the grant date. Previously, vesting was ratable over three years.

The compensation paid to the non-employee directors of our General Partner in 2013 is reflected in the following table:

Name	Fees Paid in Cash(1) ($)	Unit Awards(2) ($)	All Other Compensation ($)	Total ($)
Bill W. Byrne(3)	$78,995	$75,143	$—	$154,138
Paul E. Glaske	81,683	75,143	—	156,826
Ted Collins, Jr.	85,833	75,143	—	160,976
Michael K. Grimm	121,792	75,143	—	196,935
David K. Skidmore(4)	63,826	117,750	—	181,576

(1)	Fees paid in cash are based on amounts paid during the period.
(2)	Unit award amounts reflect the aggregate grant date fair value of awards granted based on the market price of common units as of the grant date.
(3)	Mr. Byrne resigned from the Board in August 2013.
(4)	Mr. Skidmore was appointed to the Board in March 2013.

As of December 31, 2013, Messrs. Glaske, Collins and Grimm each had 2,352 restricted unit awards outstanding and Mr. Skidmore had 2,500 restricted unit awards outstanding.

PROPOSAL TO APPROVE THE ADJOURNMENT OF THE SPECIAL MEETING, IF NECESSARY

OR APPROPRIATE, TO SOLICIT ADDITIONAL PROXIES

We may ask our common unitholders to vote on a proposal (the “Adjournment Proposal”) to adjourn the special meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the Restated LTIP. We currently do not intend to propose adjournment at the special meeting if there are sufficient votes to adopt the Restated LTIP. If our common unitholders approve the Adjournment Proposal, we may adjourn the special meeting and use the additional time to solicit additional proxies, including proxies from our common unitholders who have previously voted against adoption of the Restated LTIP.

Vote Required

Approval of the Adjournment Proposal requires the approval of a majority of the outstanding common units that are represented either in person or by proxy at the special meeting. Accordingly, abstentions will have the effect of a vote against the Adjournment Proposal. A properly executed proxy submitted without voting instructions will be voted (except to the extent that the authority to vote has been withheld) “FOR” approval of the Adjournment Proposal.

Board Recommendation

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” APPROVAL OF THE ADJOURNMENT PROPOSAL.

THE SPECIAL MEETING

Time and Place

The special meeting will be held on November 20, 2014, beginning at 9:00 a.m., Dallas, Texas time at The Warwick Melrose Hotel, 3015 Oak Lawn Avenue, Dallas, Texas 75219.

Purpose

At the special meeting, our unitholders will act upon the following proposals:

•	A proposal to approve an amendment and restatement of the LTIP, which, among other things, provides for an increase in the maximum number of common units reserved and available for delivery with respect to awards under the LTIP by 5,000,000 common units (the “LTIP Proposal”); and

•	A proposal to approve the adjournment of the special meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies in the event there are not sufficient votes at the time of the special meeting to approve the LTIP Proposal (the “Adjournment Proposal”).

Record Date

Our Board has fixed the close of business on October 13, 2014 as the record date for the determination of holders of common units entitled to notice of, and to vote at, the special meeting or any postponements or adjournments thereof. A complete list of such unitholders will be available for inspection in our offices at 3738 Oak Lawn Avenue, Dallas, Texas 75219, during normal business hours upon written demand by any holder of our common units.

Holders Entitled to Vote

All unitholders who owned our common units at the close of business on the record date October 13, 2014, are entitled to receive notice of the special meeting and to vote the common units that they held on the record date at the special meeting, or any postponements or adjournments of the special meeting.

Each unitholder is entitled to one vote for each common unit owned on all matters to be considered. On October 1, 2014, 351,082,313 common units were issued and outstanding.

Vote Required

Under the NYSE Manual, the Restated LTIP requires the approval of a majority of the votes cast by our unitholders. Votes “for” and “against” and abstentions count as votes cast. Thus, abstentions have the effect of a vote against the LTIP Proposal.

The form of proxy provides unitholders the opportunity to vote on the LTIP Proposal. However, the Restated LTIP will not be effective unless approved by the unitholders.

Approval of the Adjournment Proposal requires the approval of a majority of the outstanding common units that are represented either in person or by proxy at the special meeting. Abstentions have the effect of a vote against the Adjournment Proposal.

A properly executed proxy submitted without voting instructions will be voted (except to the extent that the authority to vote has been withheld) “FOR” the LTIP Proposal and “FOR” the Adjournment Proposal.

Quorum

If more than 50% of our outstanding common units on the record date are present in person or by proxy at the special meeting, that will constitute a quorum and will permit us to conduct the proposed business at the special meeting. Your common units will be counted as present at the special meeting if you:

•	are present and vote in person at the meeting; or

•	have submitted a properly executed proxy card.

Proxies received but marked as abstentions will be counted as present for purposes of determining the presence of a quorum.

Revocation of Proxies

If you are a unitholder of record at the close of business on the record date, you may change your vote at any time before the voting polls close at the special meeting by:

•	submitting a proxy with new voting instructions using the Internet or telephone voting system;

•	delivering a later-dated, executed proxy card to the Secretary of Energy Transfer Partners, L.L.C. (the “Company”), the general partner of Energy Transfer Partners GP, L.P., 3738 Oak Lawn Avenue, Dallas, Texas 75219;

•	delivering a written notice of revocation of your proxy to the Secretary of the Company, 3738 Oak Lawn Avenue, Dallas, Texas 75219; or

•	attending the special meeting and voting in person. Please note that attendance at the special meeting will not by itself (i.e., without also voting) revoke a previously granted proxy.

If you are a beneficial owner of common units held in street name and you have instructed your broker or other nominee to vote your common units, you must follow the procedure your broker or other nominee provides to change those instructions. You may also vote in person at the special meeting if you obtain a “legal” proxy from your broker or other nominee.

Solicitation

The expense of preparing, printing and mailing this proxy statement and the proxies solicited hereby will be borne by us. In addition to the use of the mails, proxies may be solicited by employees of the Company, without additional remuneration, by mail, phone, fax or in person. We will also request brokerage firms, banks, nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners of our common units as of the record date and will provide reimbursement for the cost of forwarding the proxy materials in accordance with customary practice. Your cooperation in promptly voting your common units electronically, via the Internet or by telephone, or by signing and returning the enclosed proxy card will help to avoid additional expense. We have retained Innisfree M&A Incorporated to aid in the solicitation of proxies. The fee paid to Innisfree M&A Incorporated is expected to be $10,000, plus reimbursement of its reasonable costs.

Adjournment

If the Adjournment Proposal is approved by the affirmative vote of a majority of the outstanding common units that are represented either in person or by proxy at the special meeting, the meeting may be adjourned to another date and/or place for the purpose of soliciting additional proxies even if a quorum is present. Our partnership agreement provides that, in the absence of a quorum, the special meeting may be adjourned from time to time by the affirmative vote of a majority of the outstanding common units represented either in person or by proxy.

No Unitholder Proposals

Your common units do not entitle you to make proposals at the special meeting. Under our partnership agreement, only the Company can make a proposal at this meeting. Our partnership agreement establishes a procedure for calling meetings whereby limited partners owning 20% or more of the outstanding common units of the class for which a meeting is proposed may call a meeting. In any case, limited partners are not allowed to vote on matters that would cause the limited partners to be deemed to be taking part in the management and control of the business and affairs of the partnership. Doing so would jeopardize the limited partners’ limited liability under the Delaware Revised Uniform Limited Partnership Act (“Delaware Act”) or the law of any other state in which we are qualified to do business.

Dissenters’ Rights

We were formed as a limited partnership under the laws of the State of Delaware, including the Delaware Act. Under those laws, dissenters’ rights are not available to our unitholders with respect to the LTIP Proposal.

HOUSEHOLDING MATTERS

Unitholders who share a single address will receive only one proxy statement at that address unless we have received instructions to the contrary from any unitholder at that address. This practice, known as “householding,” is designed to reduce our printing and postage costs. However, if a unitholder of record residing at such an address wishes to receive a separate copy of this proxy statement or of future proxy statements (as applicable), he or she may contact our Investor Relations Department at (214) 981-0700 or write to Investor Relations, Energy Transfer Partners, L.P., 3738 Oak Lawn Avenue, Dallas, Texas 75219. We will deliver separate copies of this proxy statement promptly upon written or oral request. If you are a unitholder of record receiving multiple copies of our proxy statement, you can request householding by contacting us in the same manner. If you own your common units through a bank, broker or other unitholder of record, you can request additional copies of this proxy statement or request householding by contacting the unitholder of record.

WHERE YOU CAN FIND MORE INFORMATION ABOUT US

We file annual, quarterly and current reports and other information with the SEC. You may read and copy any of these documents at the SEC’s public reference room at 100 F Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our filings also are available to the public at the SEC’s website at www.sec.gov. Our common units are listed on the New York Stock Exchange under the ticker symbol “ETP.” Reports and other information concerning us may be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005. You may also request a copy of our filings by contacting our Investor Relations Department at (214) 981-0700 or write to us at 3738 Oak Lawn Avenue, Dallas, Texas 75219, Attention: Investor Relations. Our filings are also available on our website at www.energytransfer.com.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF

PROXY MATERIALS FOR THE SPECIAL

MEETING TO BE HELD ON NOVEMBER 20, 2014

The Notice of Special Meeting of Common Unitholders and the Proxy Statement for the Special Meeting

are available at http://www.energytransfer.com.

EXHIBIT A

SECOND AMENDED AND RESTATED

ENERGY TRANSFER PARTNERS, L.P.

2008 LONG-TERM INCENTIVE PLAN

SECTION 1.    PURPOSE OF THE PLAN.

The Second Amended and Restated Energy Transfer Partners, L.P. 2008 Long-Term Incentive Plan (the “Plan”) has been adopted by Energy Transfer Partners GP, L.P., a Delaware limited partnership (the “General Partner”) and the general partner of Energy Transfer Partners, L.P., a Delaware limited partnership (the “Partnership”). The Plan is intended to promote the interests of the Partnership by providing to Employees and Directors incentive compensation awards based on Units to encourage superior performance. The Plan is also contemplated to enhance the ability of the Partnership and its Affiliates and Subsidiaries to attract and retain the services of individuals who are essential for the growth and profitability of the Partnership and to encourage them to devote their best efforts to advancing the business of the Partnership.

SECTION 2.    DEFINITIONS.

As used in the Plan, the following terms shall have the meanings set forth below:

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the Person in question. As used herein, the term “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“ASC Topic 718” means Accounting Standards Codification Topic 718, Compensation—Stock Compensation, or any successor accounting standard.

“Award” means an Option, Unit Appreciation Right, Restricted Unit, Phantom Unit, Other Unit-Based Award or Unit Award granted under the Plan, and includes any tandem DERs granted with respect to a Phantom Unit.

“Award Agreement” means the written or electronic agreement by which an Award shall be evidenced.

“Board” means the board of directors of the Company.

“Change of Control” means, and shall be deemed to have occurred upon one or more of the following events:

(i) any “person” or “group” within the meaning of those terms as used in Sections 13(d) and 14(d)(2) of the Exchange Act, other than an Affiliate of the Company, shall become the beneficial owner, by way of merger, consolidation, recapitalization, reorganization or otherwise, of 50% or more of the combined voting power of the equity interests in the Company;

(ii) the members of the Company approve, in one or a series of transactions, a plan of complete liquidation of the Company;

(iii) the sale or other disposition by the Company of all or substantially all of its assets in one or more transactions to any Person other than the Company or an Affiliate of the Company; or

(iv) a Person other than the Company, the General Partner or an Affiliate of the Company or the General Partner becomes the general partner of the Partnership.

Notwithstanding the foregoing, if a Change in Control constitutes a payment event with respect to an Award that is subject to Section 409A, the transaction or event described in subsection (i), (ii), (iii) or (iv) above must also constitute a “change in control event” within the meaning of Treasury Regulation Section 1.409A-3(i)(5), as applied to non-corporate entities and as relates to the holder of such Award, to the extent required to comply with Section 409A.

“Committee” means the Board, the Compensation Committee of the Board or such other committee as may be appointed by the Board to administer the Plan.

“Company” means Energy Transfer Partners, L.L.C., a Delaware limited liability company and the general partner of the General Partner.

“DER” means a distribution equivalent right representing a contingent right, granted in tandem with a specific Phantom Unit, to receive with respect to each Phantom Unit subject to the Award an amount in cash, Units and/or Phantom Units, as determined by the Committee in its sole discretion, equal in value to the distributions made by the Partnership with respect to a Unit during the period such Award is outstanding.

“Director” means a member of the board of directors or managers of the Company.

“Disability” means, unless provided otherwise in the Award grant agreement, an illness or injury that lasts at least six continuous months, is expected to be permanent and renders the Participant unable to carry out his or her duties to the Board, the Company, the General Partner, the Partnership or an Affiliate of the Company, the General Partner or the Partnership.

“Effective Date” means October 2, 2014.

“Employee” means an employee of the Partnership, the Company, the General Partner, a Subsidiary or an Affiliate of the Partnership, the Company, the General Partner or a Subsidiary.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Fair Market Value” means, as of any given date, the average closing sales price of a Unit on the New York Stock Exchange (or, if Units are not listed on such exchange, on any other national securities exchange or other market on which Units are then listed or traded) for the 10 trading days immediately preceding such date, as reported in The Wall Street Journal (or other reporting service approved by the Committee). If Units are not traded on a national securities exchange or other market at the time a determination of fair market value is required to be made hereunder, the determination of fair market value shall be made in good faith by the Committee and, to the extent applicable, in compliance with the requirements of Section 409A, to be the fair market value of a Unit as of such date.

“General Partner” has the meaning set forth in Section 1.

“Option” means an option to purchase Units granted under the Plan.

“Other Unit-Based Award” means an Award granted under the Plan.

“Participant” means an Employee or Director granted an Award under the Plan.

“Partnership” has the meaning set forth in Section 1.

“Person” means an individual or a corporation, limited liability company, partnership, joint venture, trust, unincorporated organization, association, governmental agency or political subdivision thereof or other entity.

“Phantom Unit” means a notional unit granted under the Plan that, to the extent vested, entitles the Participant to receive a Unit or an amount of cash equal to the Fair Market Value of a Unit or a combination thereof, as determined by the Committee in its discretion and as provided in the applicable Award Agreement.

“Plan” has the meaning set forth in Section 1.

“Restricted Period” means the period established by the Committee with respect to an Award during which the Award remains subject to restrictions established by the Committee, including, without limitation, a period during which an Award or Unit is subject to forfeiture or restrictions on transfer, or is not yet exercisable by or payable to the Participant, as the case may be.

“Restricted Unit” means a Unit granted under the Plan that is subject to a Restricted Period.

“Rule 16b-3” means Rule 16b-3 promulgated by the SEC under the Exchange Act or any successor rule or regulation thereto as in effect from time to time.

“SEC” means the Securities and Exchange Commission, or any successor thereto.

“Section 409A” means Section 409A of the Code and the Department of Treasury regulations and other interpretive guidance issued thereunder, including, without limitation, any such regulations or guidance that may be amended or issued after the Effective Date.

“Subsidiary” means any entity (i) in which, at the relevant time, the Partnership, the General Partner or the Company owns or controls, directly or indirectly, not less than 50% of the total combined voting power represented by all classes of equity interests issued by such entity, (ii) as to which, at the relevant time, the Partnership, the General Partner or the Company has the right, directly or indirectly, to appoint or designate, either independently or jointly with another Person, 50% or more of the members of the board of directors or (iii) as to which at the relevant time, the Partnership, the General Partner or the Company, directly or indirectly, (A) owns or controls, directly or indirectly, not less than 50% of the total combined voting power represented by classes of equity interests issued by the general partner or managing member of such entity or (B) has the right, directly or indirectly, to appoint or designate, either independently or jointly with another Person, 50% or more of the members of the board of directors of the general partner or managing member thereof.

“UDR” means a distribution made by the Partnership with respect to a Restricted Unit.

“Unit” means a common unit of the Partnership.

“Unit Appreciation Right” or “UAR” means an Award that, upon exercise, entitles the holder to receive all or part of the excess of the Fair Market Value of a Unit on the exercise date of the UAR over the exercise price of the UAR. Such excess may be paid in Units, cash or any combination thereof, in the discretion of the Committee.

“Unit Award” means a grant of a Unit under the Plan that is not subject to a Restricted Period.

SECTION 3.    ADMINISTRATION.

The Plan shall be administered by the Committee. A majority of the Committee shall constitute a quorum, and the acts of the members of the Committee who are present at any meeting thereof at which a quorum is present, or acts unanimously approved by the members of the Committee in writing, shall be the acts of the Committee; provided, however, that in the event that the Board is not also serving as the Committee, the Board, in its sole discretion, may at any time and from time to time exercise any and all rights and duties of the Committee under the Plan. Subject to the following and applicable law, the Committee, in its sole discretion, may delegate any or all of its powers and duties under the Plan, including the power to grant Awards under the

Plan, to the Chief Executive Officer of the Company or the General Partner, subject to such limitations on such delegated powers and duties as the Committee may impose, if any. Upon any such delegation, all references in the Plan to the “Committee”, other than in Section 7, shall be deemed to include the Chief Executive Officer; provided, however, that such delegation shall not limit the Chief Executive Officer’s right to receive Awards under the Plan. Notwithstanding the foregoing, the Chief Executive Officer may not grant Awards to, or take any action with respect to any Award previously granted to, a Person who is then an officer subject to Rule 16b-3 or a member of the Board. Subject to the terms of the Plan and applicable law, and in addition to other express powers and authorizations conferred on the Committee by the Plan, the Committee shall have full power and authority to: (i) designate Participants; (ii) determine the type or types of Awards to be granted to a Participant; (iii) determine the number of Units to be covered by Awards; (iv) determine the terms and conditions of any Award; (v) determine whether, to what extent, and under what circumstances Awards may be vested, settled, exercised, canceled, or forfeited; (vi) interpret and administer the Plan and any instrument or agreement relating to an Award made under the Plan; (vii) establish, amend, suspend, or waive such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan; and (viii) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan. The Committee may correct any defect or supply any omission or reconcile any inconsistency in the Plan or an Award Agreement in such manner and to such extent as the Committee deems necessary or appropriate. Unless otherwise expressly provided in the Plan, all designations, determinations, interpretations, and other decisions under or with respect to the Plan or any Award shall be within the sole discretion of the Committee, may be made at any time and shall be final, conclusive, and binding upon all Persons, including the Partnership, the Company, the General Partner, any of their respective Affiliates, any Participant, and any beneficiary of any Award.

SECTION 4.    UNITS.

(a) Limits on Units Deliverable. Subject to adjustment as provided in Section 4(c), the number of Units that may be delivered with respect to Awards under the Plan is 10,000,000 (inclusive of Units delivered with respect to Awards under the Plan prior to the Effective Date); provided, however, that Units withheld from an Award to either satisfy the Partnership’s or one of its Affiliates’ tax withholding obligations with respect to the Award or pay the exercise price of an Award shall not be considered to be Units delivered under the Plan for this purpose. If any Award is forfeited, cancelled, exercised, settled in cash, or otherwise terminates or expires without the actual delivery of Units pursuant to such Award (the grant of Restricted Units is not a delivery of Units for this purpose unless and until the Restricted Period for such Restricted Units lapses), the Units subject to such Award shall again be available for delivery with respect to future Awards under the Plan. There shall not be any limitation on the number of Awards that may be paid in cash.

(b) Sources of Units Deliverable Under Awards. Any Units delivered pursuant to an Award shall consist, in whole or in part, of Units newly issued by the Partnership, Units acquired in the open market, from any Affiliate of the Partnership or from any other Person, or any combination of the foregoing, as determined by the Committee in its discretion.

(c) Anti-dilution Adjustments. With respect to any “equity restructuring” event that could result in an additional compensation expense to the General Partner, the Company or the Partnership pursuant to the provisions of ASC Topic 718 if adjustments to Awards with respect to such event were discretionary, the Committee shall equitably adjust the number and type of Units (or other securities or property) covered by each outstanding Award and the terms and conditions, including the exercise price and performance criteria (if any), of such Award to equitably reflect such event and shall adjust the number and type of Units (or other securities or property) with respect to which Awards may be granted under the Plan after such event. With respect to any other similar event that would not result in an accounting charge under ASC Topic 718 if the adjustment to Awards with respect to such event were subject to discretionary action, the Committee shall have complete discretion to adjust Awards and the number and type of Units (or other securities or property) with respect to which Awards may be granted under the Plan in such manner as it deems appropriate with respect to such other event.

SECTION 5.    ELIGIBILITY.

Any Employee or Director shall be eligible to be designated a Participant by the Committee and receive an Award under the Plan.

SECTION 6.    AWARDS.

(a) Options and UARs. The Committee shall have the authority to determine the Employees and Directors to whom Options and/or UARs shall be granted, the number of Units to be covered by each Option or UAR, the exercise price therefor, the Restricted Period and other conditions and limitations applicable to the exercise of the Option or UAR, including the following terms and conditions and such additional terms and conditions, as the Committee shall determine, that are not inconsistent with the provisions of the Plan.

(i) Exercise Price. The exercise price per Unit purchasable under an Option or subject to a UAR shall be determined by the Committee at the time the Option or UAR is granted, but may not be less than the Fair Market Value of a Unit as of the date of grant of the Option or UAR.

(ii) Time and Method of Exercise. The Committee shall determine the exercise terms and the Restricted Period, if any, with respect to an Option or UAR, which may include, without limitation, (A) a provision for accelerated vesting upon the death or Disability of a Participant, the achievement of specified performance goals or such other events as the Committee may provide, and (B) the method or methods by which payment of the exercise price with respect to an Option or UAR may be made or deemed to have been made, which may include, without limitation, cash, check acceptable to the Committee, withholding Units having a Fair Market Value on the exercise date equal to the relevant exercise price from the Award, a “cashless-broker” exercise through procedures approved by the Committee, or any combination of the above methods.

(iii) Forfeitures. Except as otherwise provided in the terms of the Option or UAR, upon termination of a Participant’s employment with the Partnership and its Affiliates or membership on the Board, whichever is applicable, for any reason during the applicable Restricted Period, all unvested Options and UARs shall be forfeited by the Participant. The Committee may, in its discretion, waive in whole or in part such forfeiture with respect to a Participant’s Options or UARs.

(b) Restricted Units and Phantom Units. The Committee shall have the authority to determine the Employees and Directors to whom Restricted Units and Phantom Units shall be granted, the number of Restricted Units or Phantom Units to be granted to each such Participant, the Restricted Period, the conditions under which the Restricted Units or Phantom Units may become vested or forfeited and such other terms and conditions as the Committee may establish with respect to such Awards which may include, without limitation, a provision for accelerated vesting upon the death or Disability of a Participant, the achievement of specified performance goals of such other events as the Committee may provide.

(i) DERs. To the extent provided by the Committee, in its discretion, a grant of Phantom Units may include a tandem DER grant, which may provide that such DERs shall be paid directly to the Participant, be credited to a bookkeeping account (with or without interest in the discretion of the Committee), be “reinvested” in Restricted Units or additional Phantom Units and be subject to the same or different vesting restrictions as the tandem Phantom Unit Award, or be subject to such other provisions or restrictions as determined by the Committee in its discretion. Absent a contrary provision in the Award Agreement, upon a distribution with respect to a Unit, cash equal in value to such distribution shall be paid promptly to the Participant without vesting restrictions with respect to each Phantom Unit then held.

(ii) UDRs. To the extent provided by the Committee, in its discretion, a grant of Restricted Units may provide that the distributions made by the Partnership with respect to the Restricted Units shall be subject to the same forfeiture and other restrictions as the Restricted Unit and, if restricted, such distributions shall be held, without interest, until the Restricted Unit vests or is forfeited with the UDR being paid or forfeited at the same time, as the case may be. In addition, the Committee may provide that such distributions be used to acquire additional Restricted Units for the Participant. Such additional Restricted Units may be subject to such vesting and other terms as the Committee may prescribe. Absent such a restriction on the UDRs in the Award Agreement, upon a distribution with respect to the Restricted Unit, such distribution shall be paid to the holder of the Restricted Unit without restrictions at the same time as cash distributions are paid by the Partnership to its unitholders.

(iii) Forfeitures. Except as otherwise provided in the terms of the Restricted Units or Phantom Units grant agreement, upon termination of a Participant’s employment with the Partnership and its Affiliates or membership on the Board, whichever is applicable, for any reason during the applicable Restricted Period, all outstanding, unvested Restricted Units and Phantom Units awarded to the Participant shall be automatically forfeited on such termination. The Committee may, in its discretion, waive in whole or in part such forfeiture with respect to a Participant’s Restricted Units and/or Phantom Units.

(iv) Lapse of Restrictions.

(A) Phantom Units. Upon or as soon as reasonably practical following the vesting of each Phantom Unit, subject to the provisions of Section 8(b), the Participant shall be entitled to receive from the Company one Unit, cash equal to the Fair Market Value of a Unit or a combination thereof, as determined by the Committee in its discretion.

(B) Restricted Units. Upon or as soon as reasonably practicable following the vesting of each Restricted Unit, subject to satisfying the tax withholding obligations of Section 8(b), the Participant shall be entitled to have the restrictions removed from his or her Unit certificate so that the Participant then holds an unrestricted Unit.

(c) Unit Awards. Unit Awards may be granted under the Plan to such Employees and/or Directors and in such amounts as the Committee, in its discretion, may select.

(d) Other Unit-Based Awards. Other Unit-Based Awards may be granted under the Plan to such Employees and/or Directors and in such amounts as the Committee, in its discretion, may select. An Other Unit-Based Award shall be an award denominated or payable in, valued in or otherwise based on or related to Units, in whole or in part. The Committee shall determine the terms and conditions of any such Other Unit-Based Award. An Other Unit-Based Award may be paid in cash, Units (including Restricted Units) or any combination thereof as provided in the Award Agreement.

(e) Director Automatic Grants.

(i) Each Director who is elected or appointed to the Board for the first time after the Plan’s effective date shall automatically receive, on the date of his or her election or appointment, a grant of 2,500 Restricted Units.

(ii) On each January 1 that the Plan continues in effect, each individual who is a Director on such January 1 automatically shall receive a grant of that number of Restricted Units equal to $100,000 divided by the Fair Market Value of a Unit on such date, rounded up to the nearest increment of ten Restricted Units.

(iii) Each grant of Restricted Units to a Director pursuant to clause (i) of Paragraph (e) of this Section 6 and each automatic grant of Restricted Units to a Director pursuant to clause (ii) of Paragraph (e) of this Section 6, and the UDRs with respect thereto, will vest 60% upon the third anniversary of the date of the Award and 40% upon the fifth anniversary of the date of the Award; provided, however, notwithstanding the foregoing (1) all such Awards to a Director shall become fully vested upon a Change of Control, unless voluntarily waived by such Director, and (2) all Awards that have not yet vested on the date a Director ceases to be a member of the Board shall be forfeited except to the extent the Committee, in its discretion, determines to vest all or part of such Award.

(iv) In the event that the number of Units available to be awarded under the Plan is insufficient to make all grants to Director as provided for in this Paragraph (e) on the applicable date, all Directors who are entitled to receive an automatic grant of an Award on such date shall share ratably in the number of Units then available for award under the Plan and thereafter shall have no right to receive any additional grants under this Paragraph (e).

(v) Grants made pursuant to this Paragraph (e) shall be subject to all of the terms and conditions of the Plan; however, if there is a conflict between the terms and conditions of this Paragraph (d) and the terms and conditions of any other provision hereof, then the terms and conditions of this Paragraph (e) shall control. The Committee may not exercise any discretion with respect to this Paragraph (e) that would be inconsistent with the intent that the Plan meets the requirements of Rule 16b-3.

(vi) Notwithstanding anything in clauses (i) and (ii) above, the number of Restricted Units automatically granted hereunder shall be reduced by the number of such Unit awards, if any, granted to the Director at the same time pursuant to the Amended and Restated Energy Transfer Partners, L.P. 2004 Unit Plan.

(f) General.

(i) Awards May Be Granted Separately or Together. Awards may, in the discretion of the Committee, be granted either alone or in addition to, in tandem with, or in substitution for any other Award granted under the Plan or any award granted under any other plan of the Partnership or any Affiliate of the Partnership. Awards granted in addition to or in tandem with other Awards or awards granted under any other plan of the Partnership or any Affiliate of the Partnership may be granted either at the same time as or at a different time from the grant of such other Awards or awards.

(ii) Limits on Transfer of Awards.

(A) Except as provided in Paragraph (C) below, each Option and Unit Appreciation Right shall be exercisable only by the Participant during the Participant’s lifetime, or by the Person to whom the Participant’s rights shall pass by will or the laws of descent and distribution.

(B) Except as provided in Paragraph (C) below, no Award and no right under any such Award may be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by a Participant and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Partnership or any Affiliate of the Partnership.

(C) To the extent specifically provided by the Committee with respect to an Award, such Award may be transferred by a Participant without consideration to any “family member” of the Participant, as defined in the instructions to use of the Form S-8 Registration Statement under the Securities Act of 1933, as amended, or any related family trust, limited partnership or other transferee specifically approved by the Committee.

(iii) Term of Awards. The term of each Award shall be for such period as may be determined by the Committee.

(iv) Unit Certificates. All certificates for Units or other securities of the Partnership delivered under the Plan pursuant to any Award or the exercise thereof shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Plan or the rules, regulations, and other requirements of the SEC, any securities exchange upon which such Units or other securities are then listed, and any applicable laws, and the Committee may cause a legend or legends to be inscribed on any such certificates to make appropriate reference to such restrictions.

(v) Consideration for Grants. Awards may be granted for such consideration, including services, as the Committee shall determine.

(vi) Delivery of Units or other Securities and Payment by Participant of Consideration. Notwithstanding anything in the Plan or any grant agreement to the contrary, delivery of Units pursuant to the exercise or vesting of an Award may be deferred for any period during which, in the good faith determination of the Committee, the Partnership is not reasonably able to obtain or deliver Units pursuant to such Award without violating applicable law or the applicable rules or regulations of any governmental agency or authority or securities exchange. No Units or other securities shall be delivered pursuant to any Award until payment in full of any amount required to be paid pursuant to the Plan or the applicable Award Agreement (including, without limitation, any exercise price or tax withholding) is received by the Partnership.

(vii) Prohibition on Repricing of Options and UARs. Subject to the provisions of Section 4(c) and Section 7(c), the terms of outstanding Award Agreements may not be amended without the approval of the Partnership’s unitholders so as to (A) reduce the Unit exercise price of any outstanding Options or UARs, (B) grant a new Option, UAR or other Award in substitution for, or upon the cancellation of, any previously granted Option or UAR that has the effect of reducing the exercise price thereof, (C) exchange any Option or UAR for Units, cash or other consideration when the exercise price per Unit under such Option or UAR exceeds the Fair Market Value of the underlying Units, or (D) take any other action that would be considered a “repricing” of an Option or UAR under the listing standards of the New York Stock Exchange or, if the Units are not then-listed on such exchange, to the extent applicable, on any other national securities exchange on which the Units are listed. Subject to Section 4(c) and Section 7(c), the Committee shall have the authority, without the approval of the Partnership’s unitholders, to amend any outstanding Award to increase the per Unit exercise price of any outstanding Options or UARs or to cancel and replace any outstanding Options or UARs with the grant of Options or UARs having a per Unit exercise price that is equal to or greater than the per Unit exercise price of the original Options or UARs.

SECTION 7.    AMENDMENT AND TERMINATION.

Except to the extent prohibited by applicable law:

(a) Amendments to the Plan. Except as required by applicable law or the rules of the principal securities exchange on which the Units are traded and subject to Section 7(b) below, the Board or the Committee may amend, alter, suspend, discontinue, or terminate the Plan in any manner, including increasing the number of Units available for Awards under the Plan, without the consent of any Participant, other holder or beneficiary of an Award, or any other Person.

(b) Amendments to Awards. Subject to Section 7(a), the Committee may waive any conditions or rights under, amend any terms of, or alter any Award theretofore granted, provided no change, other than pursuant to Section 4(c) or Section 7(c), in any Award shall materially reduce the benefit to a Participant with respect to an Award without the consent of such Participant.

(c) Actions Upon the Occurrence of Certain Events. Upon the occurrence of a Change of Control, any change in applicable law or regulation affecting the Plan or Awards thereunder, or any change in accounting principles affecting the financial statements of the Company, the General Partner or the Partnership, the Committee, in its sole discretion, without the consent of any Participant or holder of the Award, and on such terms and conditions as it deems appropriate, may take any one or more of the following actions in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan or an outstanding Award:

(i) provide for either (A) the termination of any Award in exchange for an amount of cash, if any, equal to the amount that would have been attained upon the exercise of such Award or realization of the Participant’s rights (and, for the avoidance of doubt, if as of the date of the occurrence of such transaction or event the Committee determines in good faith that no amount would have been attained upon the exercise of such Award or realization of the Participant’s rights, then such Award may be terminated by the Committee without payment) or (B) the replacement of such Award with other rights or property selected by the Committee in its sole discretion;

(ii) provide that such Award be assumed by the successor or survivor entity, or a parent or subsidiary thereof, or be exchanged for similar options, rights or awards covering the equity of the successor or survivor, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kind of equity interests and prices;

(iii) make adjustments in the number and type of Units (or other securities or property) subject to outstanding Awards, and in the number and kind of outstanding Awards or in the terms and conditions of (including the exercise price), and the vesting and performance criteria included in, outstanding Awards, or both;

(iv) provide that such Award shall be exercisable or payable, notwithstanding anything to the contrary in the Plan or the applicable Award Agreement; and

(v) provide that the Award cannot be exercised or become payable after such event, i.e., shall terminate upon such event.

Notwithstanding the foregoing, with respect to any “equity restructuring” event that could result in an additional compensation expense to the General Partner, the Company or the Partnership pursuant to the provisions of ASC Topic 718, the provisions in Section 4(c) shall control to the extent they are in conflict with the discretionary provisions of this Section 7(c).

SECTION 8.    GENERAL PROVISIONS.

(a) No Rights to Award. No Person shall have any claim to be granted any Award under the Plan, and there is no obligation for uniformity of treatment of Participants. The terms and conditions of Awards need not be the same with respect to each recipient.

(b) Tax Withholding. Unless other arrangements have been made that are acceptable to the Committee, the Partnership or any Affiliate of the Partnership is authorized to deduct, withhold, or cause to be deducted or withheld from any Award, from any payment due or transfer made under any Award or from any compensation or other amount owing to a Participant the amount (in cash, Units, including Units that would otherwise be issued pursuant to such Award or other property) of any applicable taxes payable in respect of the grant or settlement of an Award, its exercise, the lapse of restrictions thereon, or any other payment or transfer under an Award or under the Plan and to take such other action as may be necessary in the opinion of the Committee to satisfy the withholding obligations for the payment of such taxes. In the event that Units that would otherwise be issued pursuant to an Award are used to satisfy such withholding obligations, the number of Units that may be withheld or surrendered shall be limited to the number of Units that have a Fair Market Value on the date of withholding equal to the aggregate amount of such liabilities based on the minimum statutory withholding rates for federal, state, local and foreign income tax and payroll tax purposes that are applicable to such supplemental taxable income.

(c) No Right to Employment or Board Membership. The grant of an Award shall not be construed as giving a Participant the right to be retained in the employ of the Partnership or any Affiliate of the Partnership or to remain on the Board, as applicable. Furthermore, the Partnership or an Affiliate of the Partnership, as applicable, may at any time dismiss a Participant from employment or the Board free from any liability or any claim under the Plan, unless otherwise expressly provided in the Plan, any Award agreement or other agreement between any such entity and a Participant.

(d) Governing Law. The validity, construction, and effect of the Plan and any rules and regulations relating to the Plan shall be determined in accordance with the laws of the State of Delaware without regard to its conflict of laws principles.

(e) Severability. If any provision of the Plan or any Award is or becomes or is deemed to be invalid, illegal, or unenforceable in any jurisdiction or as to any Person or Award, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to the applicable law or, if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction, Person or Award and the remainder of the Plan and any such Award shall remain in full force and effect.

(f) Other Laws. The Committee may refuse to issue or transfer any Units or other consideration under an Award if, in its sole discretion, it determines that the issuance or transfer of such Units or such other consideration might violate any applicable law or regulation, the rules of the principal securities exchange on which the Units are then traded, or entitle the Partnership or an Affiliate of the Partnership to recover the same under Section 16(b) of the Exchange Act, and any payment tendered to the Partnership by a Participant, other holder or beneficiary in connection with the exercise of such Award shall be promptly refunded to the relevant Participant, holder or beneficiary.

(g) No Trust or Fund Created. Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Partnership or any participating Affiliate of the Partnership and a Participant or any other Person. To the extent that any Person acquires a right to receive payments from the Partnership or any participating Affiliate of the Partnership pursuant to an Award, such right shall be no greater than the right of any general unsecured creditor of the Partnership or any participating Affiliate of the Partnership.

(h) No Fractional Units. No fractional Units shall be issued or delivered pursuant to the Plan or any Award, and the Committee shall determine, in its sole discretion, whether cash, other securities, or other property shall be paid or transferred in lieu of any fractional Units or whether such fractional Units or any rights thereto shall be canceled, terminated, or otherwise eliminated with or without consideration.

(i) Headings. Headings are given to the Sections and subsections of the Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of the Plan or any provision hereof.

(j) Facility Payment. Any amounts payable hereunder to any individual under legal disability or who, in the judgment of the Committee, is unable to manage properly his financial affairs, may be paid to the legal representative of such individual, or may be applied for the benefit of such individual in any manner that the Committee may select, and the Partnership shall be relieved of any further liability for payment of such amounts.

(k) Gender and Number. Words in the masculine gender shall include the feminine gender, the plural shall include the singular and the singular shall include the plural.

(l) Allocation of Costs. Nothing herein shall be deemed to override, amend, or modify any cost sharing arrangement, omnibus agreement, or other arrangement between the Company, the General Partner, the Partnership or any of their respective Affiliates regarding the sharing of costs between such entities.

(m) Compliance with Section 409A. Nothing in the Plan or any Award Agreement shall operate or be construed to cause the Plan or an Award that is subject to Section 409A to fail to comply with the requirements of Section 409A. The applicable provisions of Section 409A are hereby incorporated by reference and shall control over any Plan or Award Agreement provision in conflict therewith or that would cause a failure of compliance thereunder, to the extent necessary to resolve such conflict or obviate such failure. Subject to any other restrictions or limitations contained herein, in the event that a “specified employee” (as defined under Section 409A) becomes entitled to a payment under an Award that constitutes a “deferral of compensation” (as defined under Section 409A) on account of a “separation from service” (as defined under Section 409A), to the extent required by the Code, such payment shall not occur until the date that is six months plus one day from the date of such separation from service. Any amount that is otherwise payable within the six-month period described herein will be aggregated and paid in a lump sum without interest.

(n) No Guarantee of Tax Consequences. None of the Board, the Committee, the Partnership, the Company nor the General Partner (i) provides or has provided any tax advice to any Participant or any other Person or makes or has made any assurance, commitment or guarantee that any federal, state, local or other tax treatment will (or will not) apply or be available to any Participant or other Person or (ii) assumes any liability with respect to any tax or associated liabilities to which any Participant or other Person may be subject.

(o) Clawback. To the extent required by applicable law or any applicable securities exchange listing standards, or as otherwise determined by the Committee, Awards and amounts paid or payable pursuant to or with respect to Awards shall be subject to the provisions of any applicable clawback policies or procedures adopted by the Company, the General Partner or the Partnership, which clawback policies or procedures may provide for forfeiture, repurchase and/or recoupment of Awards and amounts paid or payable pursuant to or with respect to Awards. Notwithstanding any provision of the Plan or any Award Agreement to the contrary, the Company, the General Partner and the Partnership reserve the right, without the consent of any Participant or beneficiary of any Award, to adopt any such clawback policies and procedures, including such policies and procedures applicable to the Plan or any Award Agreement with retroactive effect.

SECTION 9.    TERM OF THE PLAN.

The Plan shall be effective on the Effective Date, subject to approval by the unitholders of the Partnership and shall continue until the earliest of (i) the date it is terminated by the Board, (ii) all Units available under the Plan have been paid to Participants, or (iii) the 10th anniversary of the Effective Date. However, unless otherwise expressly provided in the Plan or in an applicable Award Agreement, any Award granted prior to such termination, and the authority of the Board or the Committee under the Plan to amend, alter, adjust, suspend, discontinue, or terminate any such Award or to waive any conditions or rights under such Award, shall extend beyond such termination date.

PLEASE VOTE TODAY!

SEE REVERSE SIDE

FOR THREE EASY WAYS TO VOTE.

▼  TO VOTE BY MAIL PLEASE DETACH PROXY CARD HERE AND SIGN, DATE AND RETURN IN THE POSTAGE–PAID ENVELOPE PROVIDED  ▼

ENERGY TRANSFER PARTNERS, L.P.

For the Special Meeting of Unitholders To Be Held On November 20, 2014

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF ENERGY TRANSFER PARTNERS, L.L.C.

P R O X Y C A R D

The undersigned, whose signature appears on the reverse, hereby appoints Thomas P. Mason and Sonia Aube or each of them, proxies with full power of substitution for and in the name of the undersigned to vote all the common units of Energy Transfer Partners, L.P. which the undersigned would be entitled to vote if personally present at the special meeting to be held on November 20, 2014 at 9:00 a.m. Dallas, Texas time, and at any and all adjournments or postponements thereof, on all matters that may properly come before the special meeting.

Your common units will be voted as directed on this proxy. If this card is signed and no direction is given for any item, it will be voted in accordance with the Board of Directors’ recommendations.

If you have any comments or a change of address, mark the appropriate box on the reverse side and use the following space:

YOUR VOTE IS IMPORTANT. BY SUBMITTING YOUR PROXY PROMPTLY, YOU CAN AVOID THE INCONVENIENCE OF RECEIVING FOLLOW-UP MAILINGS AND HELP ENERGY TRANSFER PARTNERS, L.P. AVOID ADDITIONAL EXPENSES.

(Continued and to be signed on the reverse side)

SEE REVERSE SIDE

YOUR VOTE IS IMPORTANT

Please take a moment now to vote your common units of Energy Transfer Partners, L.P., for the special meeting of unitholders.

PLEASE REVIEW THE PROXY STATEMENT AND VOTE TODAY IN ONE OF THREE WAYS:

1.	Vote by Telephone — Please call toll-free in the U.S. or Canada at 1-866-242-2612 on a touch-tone phone. If outside the U.S. or Canada, call 1-215-521-1350. Please follow the simple instructions. You will be required to provide the unique control number printed below.

OR

2.	Vote by Internet — Please access https://www.proxyvotenow.com/etp and follow the simple instructions. Please note you must type an “s” after http. You will be required to provide the unique control number printed below.

You may vote by telephone or Internet 24 hours a day, 7 days a week. Your telephone or Internet vote authorizes the named proxies to vote your common units in the same manner as if you had marked, signed and returned a proxy card.

OR

3.	Vote by Mail — If you do not wish to vote by telephone or over the Internet, please complete, sign, date and return the proxy card in the envelope provided, or mail to: Energy Transfer Partners, L.P., c/o Innisfree M&A Incorporated, FDR Station, P.O. Box 5154, New York, NY 10150-5154.

▼  TO VOTE BY MAIL PLEASE DETACH PROXY CARD HERE AND SIGN, DATE AND RETURN IN THE POSTAGE–PAID ENVELOPE PROVIDED  ▼

Please mark vote as in this example	☒

THE BOARD OF ENERGY TRANSFER PARTNERS, L.L.C., THE GENERAL PARTNER OF OUR GENERAL PARTNER, UNANIMOUSLY RECOMMENDS A VOTE FOR THE FOLLOWING PROPOSALS:

		FOR	AGAINST	ABSTAIN
1	Approval of the Second Amended and Restated Energy Transfer Partners, L.P. 2008 Long-Term Incentive Plan (as it has been amended from time to time, the “LTIP”), which, among other things, provides for an increase in the maximum number of common units reserved and available for delivery with respect to awards under the LTIP to 10,000,000 common units (the “LTIP Proposal”).	☐	☐	☐

		FOR	AGAINST	ABSTAIN
2	Approval of the adjournment of the Special Meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies in the event there are not sufficient votes at the time of the Special Meeting to approve the LTIP Proposal.	☐	☐	☐

MARK HERE FOR COMMENTS OR ADDRESS CHANGE AND NOTE ON REVERSE SIDE ☐

Date:

Signature

Signature

Title(s)

Note: Your signature should conform with your name as printed above. Please sign exactly as your name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

The Notice of Special Meeting of Common Unitholders and the Proxy Statement for the Special Meeting are available at http://www.energytransfer.com.